Execution Version

PETROQUEST ENERGY, INC.
as Issuer,
THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Subsidiary Guarantors,
AND
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee and Collateral Trustee

INDENTURE
DATED AS OF FEBRUARY 17, 2016

10.00% SECOND LIEN SECURED SENIOR NOTES DUE 2021

Reference is made to the Intercreditor Agreement (as defined herein). Each Holder (as defined herein), by its acceptance of a Security (as defined herein) (i) consents to the subordination of Liens (as defined herein) provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Collateral Trustee (as defined herein) on behalf of the Holders (and each other holder of Parity Lien Obligations (as defined herein)) to enter into the Intercreditor Agreement as Collateral Trustee on behalf of the Holders and each other holder of Parity Lien Obligations. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Documents (as defined herein) to extend credit to PetroQuest Energy, Inc., and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 11.02
(d)	7.06
314(a)	4.12; 11.02; 11.05
(b)	12.07.
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(d)	12.06; 12.07
(e)	11.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	11.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.11
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.01

N.A. means not applicable.
* This Cross Reference Table is not part of this Indenture.

TABLE OF CONTENTS
Page
ARTICLE 1 Definitions and Incorporation by Reference    1

SECTION 1.01. Definitions.	1

SECTION 1.02. Other Definitions.	49

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.	49

SECTION 1.04. Rules of Construction	50
ARTICLE 2 The Securities    51

SECTION 2.01. Form and Dating	51

SECTION 2.02. Execution and Authentication	51

SECTION 2.03. Registrar and Paying Agent	51

SECTION 2.04. Paying Agent To Hold Money in Trust	52

SECTION 2.05. Securityholder Lists	52

SECTION 2.06. Transfer and Exchange	52

SECTION 2.07. Replacement Securities	53

SECTION 2.08. Outstanding Securities	53

SECTION 2.09. Temporary Securities	54

SECTION 2.10. Cancellation	54

SECTION 2.11. Defaulted Interest	54

SECTION 2.12. CUSIP Numbers, ISINs, etc	54

SECTION 2.13. Issuance of Additional Securities	55
ARTICLE 3 Redemption    55

SECTION 3.01. Notices to Trustee	55

SECTION 3.02. Selection of Securities To Be Redeemed	55

SECTION 3.03. Notice of Redemption	56

SECTION 3.04. Effect of Notice of Redemption	56

SECTION 3.05. Deposit of Redemption Price	57

SECTION 3.06. Securities Redeemed in Part	57
ARTICLE 4 Covenants    57

SECTION 4.01. Payment of Securities	57

SECTION 4.02. SEC Reports	57

SECTION 4.03. Limitation on Indebtedness	58

SECTION 4.04. Limitation on Restricted Payments	62

SECTION 4.05. Limitation on Restrictions on Distributions from Restricted Subsidiaries	66

SECTION 4.06. Limitation on Sales of Assets and Subsidiary Stock	68

SECTION 4.07. Limitation on Affiliate Transactions	72

SECTION 4.08. Change of Control	74

SECTION 4.09. Limitation on Liens	75

SECTION 4.10. Limitation on Sale/Leaseback Transactions	75

SECTION 4.11. Future Guarantors	76

SECTION 4.12. Compliance Certificate	76

SECTION 4.13. Further Instruments and Acts	76

SECTION 4.14. Insurance	76
ARTICLE 5 Successor Company    77

SECTION 5.01. Merger and Consolidation	77
ARTICLE 6 Defaults and Remedies    79

SECTION 6.01. Events of Default	79

SECTION 6.02. Acceleration	82

SECTION 6.03. Other Remedies	82

SECTION 6.04. Waiver of Past Defaults	83

SECTION 6.05. Control by Majority	83

SECTION 6.06. Limitation on Suits	83

SECTION 6.07. Rights of Holders to Receive Payment	84

SECTION 6.08. Collection Suit by Trustee	84

SECTION 6.09. Trustee May File Proofs of Claim	84

SECTION 6.10. Priorities	85

SECTION 6.11. Undertaking for Costs	85

SECTION 6.12. Waiver of Stay or Extension Laws	85
ARTICLE 7 Trustee    86

SECTION 7.01. Duties of Trustee	86

SECTION 7.02. Rights of Trustee	87

SECTION 7.03. Individual Rights of Trustee	89

SECTION 7.04. Trustee’s Disclaimer	89

SECTION 7.05. Notice of Defaults	89

SECTION 7.06. TIA and Listings	89

SECTION 7.07. Compensation and Indemnity	90

SECTION 7.08. Replacement of Trustee	90

SECTION 7.09. Successor Trustee by Merger	91

SECTION 7.10. Eligibility; Disqualification	91

SECTION 7.11. Preferential Collection of Claims Against Company	92
ARTICLE 8 Discharge of Indenture; Defeasance    92

SECTION 8.01. Discharge of Liability on Securities; Defeasance	92

SECTION 8.02. Conditions to Defeasance	93

SECTION 8.03. Application of Trust Money	94

SECTION 8.04. Repayment to the Company	94

SECTION 8.05. Indemnity for Government Obligations	94

SECTION 8.06. Reinstatement	95
ARTICLE 9 Amendments    95

SECTION 9.01. Without Consent of Holders	95

SECTION 9.02. With Consent of Holders	97

SECTION 9.03. Compliance with Trust Indenture Act	98

SECTION 9.04. Revocation and Effect of Consents and Waivers	98

SECTION 9.05. Notation on or Exchange of Securities	98

SECTION 9.06. Trustee To Sign Amendments	98

SECTION 9.07. Payment for Consent	99
ARTICLE 10 Subsidiary Guarantees    99

SECTION 10.01. Guarantees	99

SECTION 10.02. Limitation on Liability	101

SECTION 10.03. Successors and Assigns	101

SECTION 10.04. No Waiver	101

SECTION 10.05. Modification	101

SECTION 10.06. Release of Subsidiary Guarantor	102

SECTION 10.07. Contribution	102
ARTICLE 11 Miscellaneous    103

SECTION 11.01. Trust Indenture Act Controls	103

SECTION 11.02. Notices	103

SECTION 11.03. Communication by Holders with Other Holders	104

SECTION 11.04. Certificate and Opinion as to Conditions Precedent	104

SECTION 11.05. Statements Required in Certificate or Opinion	104

SECTION 11.06. When Securities Disregarded	105

SECTION 11.07. Rules by Trustee, Paying Agent and Registrar	105

SECTION 11.08. Legal Holidays	105

SECTION 11.09. Governing Law	105

SECTION 11.10. Force Majeure	105

SECTION 11.11. Waiver of Jury Trial	105

SECTION 11.12. No Recourse Against Others	106

SECTION 11.13. Successors	106

SECTION 11.14. Multiple Originals	106

SECTION 11.15. Table of Contents; Headings	106

SECTION 11.16. Severability	106
ARTICLE 12 Collateral and Security    106

SECTION 12.01. Security Interest	106

SECTION 12.02. Post-Issue Date Collateral Requirements	107

SECTION 12.03. Further Assurances; Liens on Additional Property	108

SECTION 12.04. Intercreditor Agreement	111

SECTION 12.05. Collateral Trust Agreement	111

SECTION 12.06. Release of Liens in Respect of Securities	111

SECTION 12.07. Collateral Trustee	113

Appendix –     Provisions Relating to Securities
Exhibit A –    Form of Security
Exhibit B –     Form of Exchange Security
Exhibit C – Form of Guaranty Agreement

INDENTURE, dated as of February 17, 2016, between PETROQUEST ENERGY, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal office at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, the SUBSIDIARY GUARANTORS party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (in such capacity, together with its successors and assigns, the “Trustee”) and Collateral Trustee (in such capacity, together with its successors and assigns, the “Collateral Trustee”).
RECITALS
The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of the Company’s 10% Second Lien Secured Senior Notes due 2021 (herein called the “Securities”).
All things necessary to make this Indenture a valid and legally binding agreement of the Company and the Subsidiary Guarantors, in accordance with its terms, have been done.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:
ARTICLE 1

Definitions and Incorporation by Reference
SECTION 1.01.    Definitions.
“Act of Parity Lien Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Parity Lien Debt representing the Required Parity Lien Debtholders, accompanied by, if required by the Collateral Trustee, security or indemnity satisfactory to the Collateral Trustee from the directing or consenting holders of Parity Lien Debt for any losses, liabilities or expenses that may be Incurred by the Collateral Trustee in connection with such direction.
“Additional Assets” means:
(1) any property, plant or equipment used or useful in a Related Business;
(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or
(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
“Additional Interest” means, with respect to the Securities, the interest rate increase specified in the second paragraph of Section 2(d) of the Registration Rights Agreement.
“Additional Secured Debt Designation” means the written agreement of the holders of any Series of Parity Lien Debt or the Parity Lien Representative of holders of any Parity Lien Debt, as set forth in this Indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the benefit of (i) all holders of existing and future Series of Priority Lien Debt, the Priority Lien Agent, each existing and future holder of Priority Liens and (ii) if applicable, all holders of each existing and future Parity Lien Debt, the Collateral Trustee, and each existing and future holder of Parity Liens, in each case:
(a)    that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Subsidiary Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Trustee, for the benefit of all holders of Parity Lien Obligations, equally and ratably;
(b)    the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens, and Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and
(c)    consenting to and directing the Collateral Trustee to perform, its obligations under the Collateral Trust Agreement, and the Parity Lien Security Documents.
“Additional Securities” means the Company’s 10% Second Lien Senior Notes due February 15, 2021 issued under this Indenture after the Issue Date and in compliance with Section 2.13, 4.03 and 4.09, it being understood that any Security issued in exchange for or replacement of any Initial Security issued on the Issue Date shall not be an Additional Security, including any Exchange Securities.
“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:
(a) the sum of:
(1) discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines (but giving effect to applicable Oil and Gas Hedging Contracts in place as of the date of determination (whether positive or negative)) before any state, federal, foreign or other income taxes, as estimated by the Company in a reserve report prepared as of the end of the most recently completed fiscal year for which audited financials are available, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report) but giving effect to applicable Oil and Gas Hedging Contracts in place as of the date of determination (whether positive or negative) of:
(A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and
(B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved oil and gas reserves (including previously estimated development costs Incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report;
and decreased by, as of the date of determination, the discounted future net revenue (calculated in accordance with SEC guidelines using prices used in such year-end reserve report) attributable to:
(C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and
(D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report;
provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company’s engineers in accordance with customary reserve engineering practices;
(2) the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination;
(3) the Net Working Capital as of the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination; and
(4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which internal financial statements of the Company have been made available prior to the date of determination and (ii) the fair market value, as estimated by the Company, of other tangible assets of the Company and its Restricted Subsidiaries as of a date within the immediately preceding twelve months; minus
(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of
(1) minority interests;
(2) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital in accordance with clause (a)(3) above of this definition);
(3) the discounted future net revenue, as of the effective date of such reserve report, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and
(4) the discounted future net revenue, as of the effective date of such reserve report, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.
Whether the Company uses the successful efforts method of accounting or the full cost (or similar method) method of accounting, ACNTA shall be calculated as if the Company were using the full cost method of accounting.
“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 15, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus in the case of each of clauses (i) and (ii) 0.50%.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Premium” means, with respect to a Security at any redemption date, the greater of (i) 1.00% of the principal amount of such Security and  (ii) the excess, if any, of (A) the aggregate present value at such redemption date of (1) the redemption price of such Security on February 15, 2018 (such redemption price being described in the table appearing in paragraph 5 of the Securities, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Security through February 15, 2018 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Security on such redemption date. The Company shall calculate the Applicable Premium and the Trustee shall have no duty to calculate or verify the Company’s calculations thereof.
“Approved Acquisition” means any acquisition that on a pro forma basis results in the Company’s ratio of (i) Parity Lien Debt less cash and Temporary Cash Investments to (ii) EBITDA for the four most recent fiscal quarters as computed immediately after the closing date of such acquisition that is less than or equal to such ratio as computed on a historical basis immediately prior to the closing of such acquisition.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary); and
(2) any other assets (other than Capital Stock) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary
(other than, in the case of clauses (1) and (2) above,
(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(B) for purposes of Section 4.06 only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.04 and (ii) a disposition of all or substantially all the assets of the Company in accordance with Section 5.01;
(C) any single transaction or series of related transactions that:  (a) involves the disposition of assets having a Fair Market Value of less than $20.0 million; or (b) results in Net Available Cash to the Company and its Restricted Subsidiaries of less than $20.0 million;
(D) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas lease, oil or gas property or interest therein and any related assets owned or held by the Company or such Restricted Subsidiary or the capital stock of a Subsidiary for (a) any oil and gas lease, oil or gas property or interest therein and any related assets owned or held by another Person or (b) the Capital Stock of another Person that becomes a Restricted Subsidiary as a result of such trade or exchange or the Capital Stock of another Person that is a joint venture, partnership or other similar entity, in each case all or substantially all of whose assets consist of crude oil or natural gas properties, including in the case of either of clauses (a) or (b), any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is substantially equal to the Fair Market Value of the property (including any cash or cash equivalents so traded or exchanged);
(E) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(F) any Production Payment and Reserve Sale created, issued or assumed in connection with the financing of the acquisition of Oil and Gas Properties that are subject thereto (and within 90 days after such acquisition), so long as the owner or purchaser of such Production Payment and Reserve Sale has recourse solely to such Oil and Gas Properties and to the proceeds thereof, subject to the obligation of the grantor or transferor of such Production Payment and Reserve Sale to operate and maintain the related Oil and Gas Properties in a prudent manner or other customary standard, to deliver the associated production (if required) and to indemnify with respect to environmental, title and other matters customary in the Oil and Gas Business;
(G) any issuance or sale of Capital Stock of the Company;
(H) a disposition of cash or Temporary Cash Investments;
(I) the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and
(J) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)).
For the avoidance of doubt, any disposition of oil, natural gas or other Hydrocarbons or other mineral products and related equipment or surplus, damaged, unserviceable, worn-out or obsolete equipment; any abandonment, relinquishment, farm-in, farm-out, lease, sub-lease or other disposition of developed or undeveloped or both developed and undeveloped Oil and Gas Properties; the provision of services, equipment and other assets for the operation and development of the Company’s and its Restricted Subsidiaries’ oil and natural gas wells (notwithstanding that any such transaction may be recorded as an asset sale in accordance with full cost accounting guidelines); any assignment of a working, overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in connection with the generation of prospects or the exploration or development of oil and natural gas projects; and the liquidation of any assets received in settlement of claims owed to the Company or any Restricted Subsidiary, in each such case in the ordinary course of business of the Company or its Subsidiaries, shall not constitute an Asset Disposition.
“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation”.
“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by,
(2) the sum of all such payments.
“Bank Product” means each and any of the following bank services and products provided to the Company or any Subsidiary Guarantor by any lender under the Priority Lien Credit Agreement or any Affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) Treasury Management Arrangements (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Bank Product Obligations” means any and all Obligations of the Company or any Subsidiary Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Bank Product.
“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.
“Borrowing Base” means the maximum amount in United States dollars determined or re-determined by the lenders under the Priority Lien Credit Agreement as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Company and the Subsidiary Guarantors against which commercial banks are prepared to provide loans or other Indebtedness to the Company and the Subsidiary Guarantors under the Priority Lien Credit Agreement, using their customary practices and standards for determining reserve-based loans and which are generally applied by commercial lenders to borrowers in the Oil and Gas Business, as determined either quarterly or semi-annually during each year and/or on such other occasions as may be provided for by the Priority Lien Credit Agreement, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and assets and liabilities of the Company and the Subsidiary Guarantors.
“Business Day” means each day which is not a Legal Holiday.
“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.09, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.
“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Change of Control” means any one of the following events:
(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;
(2) the adoption by the stockholders of the Company of a plan of liquidation or dissolution of the Company; or
(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Securities and a Subsidiary of the transferor of such assets.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all assets and property, whether real, personal or mixed, wherever located and whether now owned or at any time acquired after the date of this Indenture by any Subsidiary Guarantor as to which a Lien is granted under the Security Documents to secure the Parity Lien Obligations. For the avoidance of doubt, the Collateral does not include Excluded Property.
“Collateral Disposition” means any sale, transfer or other disposition (whether voluntary or involuntary) to the extent involving assets or other rights or property that constitute Collateral. The sale or issuance of Capital Stock in a Subsidiary Guarantor such that it thereafter is no longer a Subsidiary Guarantor shall be deemed to be a Collateral Disposition of the Collateral owned by such Subsidiary Guarantor.
“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors party thereto, the Collateral Trustee and the Trustee, as the same may be amended, supplemented or otherwise modified from time to time.
“Collateral Trustee” means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities from the redemption date to February 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 15, 2018.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.
“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters prior to the date of such determination for which internal financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;
(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;
(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes producing Oil and Gas Properties or all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and
(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company; including any reasonably identifiable and factually supportable pro forma changes to EBITDA, including any pro forma expenses and costs reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters or such shorter period for which such facility was outstanding or if such revolving credit facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving credit facility to the date of such calculation, in each case, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving credit facility as provided under clause (2) above.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:
(1) interest expense attributable to Capital Lease Obligations;
(2) amortization of debt discount and debt issuance cost;
(3) capitalized interest;
(4) non-cash interest expense;
(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
(6) net payments pursuant to Interest Rate Agreements;
(7) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial or accounting Officer of the Company in good faith);
(8) interest Incurred in connection with Investments in discontinued operations;
(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and
(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, minus, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.
“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:
(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during or with respect to such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and
(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;
(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;
(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and
(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
(4) any gain (or loss), together with any provision for taxes related to such gain (or loss), realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) together with any provision for taxes related to such gain (or loss), realized upon the sale or other disposition of any Capital Stock of any Person;
(5) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FASB ASC 815);
(6) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;
(7) extraordinary or non-recurring gains or losses, together with any provision for taxes related to such extraordinary or non-recurring gains or losses;
(8) the cumulative effect of a change in accounting principles;
(9) any “ceiling limitation” on Oil and Gas Properties or other asset impairment writedowns under GAAP or SEC guidelines; and
(10) any after-tax effect of income (loss) from the early extinguishment of Indebtedness, in each case, for such period. Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 4.04(a)(3)(E).
“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:
(1) the par or stated value of all outstanding Capital Stock of the Company, plus
(2) paid-in capital or capital surplus relating to such Capital Stock, plus
(3) any retained earnings or earned surplus,
less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
“Convertible Preferred Stock” means the 6.875% Series B Cumulative Convertible Perpetual Stock, par value $0.001 per share, of the Company outstanding, and with such terms as are in effect, on the Issue Date.
“Credit Facility” means one or more debt facilities (including, without limitation, the Priority Lien Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements in each case provided by one or more commercial banks providing for revolving credit loans, term loans, receivables financings (including through the sale of receivables to the lenders or to special purpose entities formed to borrow from the lenders against such receivables), letters of credit, capital markets financings and/or private placements involving bonds or other debt securities, or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time in whole or in part from time to time, including without limitation any amendment increasing the amount of Debt Incurred or available to be borrowed thereunder, extending the maturity of any Debt Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services; (d) all Capital Lease Obligations; (e) all obligations under synthetic leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability; (l) Disqualified Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Discharge of Parity Lien Obligations” means the occurrence of all of the following:
(1)payment in full in cash of the principal of and interest and premium (if any) on all Parity Lien Debt; and
(2)payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);
provided, however, that, if at any time after the Discharge of Parity Lien Obligations has occurred, the Company or any Subsidiary Guarantor enters into any Parity Lien Document evidencing a Parity Lien Obligation which Incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Parity Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement with respect to such new Parity Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Parity Lien Obligations), and, from and after the date on which the Company designates such Indebtedness as Parity Lien Debt in accordance with the Intercreditor Agreement, the obligations under such Parity Lien Document shall automatically and without any further action be treated as Parity Lien Obligations for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement, any Junior Lien Obligations shall be deemed to have been at all times Junior Lien Obligations and at no time Parity Lien Obligations.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:
(1)termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)discharge or cash collateralization (in an amount equal to the lesser of (a) 105% of the aggregate undrawn amount and (b) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Obligations and the aggregate fronting and similar fees which will accrue thereon through the stated expiry of such letters of credit;

(4)payment in full in cash of Hedging Obligations constituting Priority Lien Obligations (and, with respect to any particular agreement regarding Hedging Obligations, termination of such agreement and payment in full in cash of all Obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Priority Lien Agent) pursuant to the terms of the Priority Lien Credit Agreement); and

(5)payment in full in cash of all other Priority Lien Obligations, including without limitation, Bank Product Obligations, that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided, however, that, if, at any time after the Discharge of Priority Lien Obligations has occurred, the Company enters into any Priority Lien Document evidencing a Priority Lien Obligation which Incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Priority Lien Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement with respect to such new Priority Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which the Company designates such Indebtedness as Priority Lien Debt in accordance with the Intercreditor Agreement, the obligations under such Priority Lien Document shall automatically and without any further action be treated as Priority Lien Obligations for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the Intercreditor Agreement and any Parity Lien Obligations shall be deemed to have been at all times Parity Lien Obligations and at no time Priority Lien Obligations and any Junior Lien Obligations shall be deemed to have been at all times Junior Lien Obligations and at no time Priority Lien Obligations or Parity Lien Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(1)    matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
(2)    is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or
(3)    is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Securities and (b) on which there are no Securities outstanding; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date 91 days after the earlier date determined pursuant to clause (a) or (b) above shall not constitute Disqualified Stock if:
(A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not materially more favorable to the holders of such Capital Stock than the terms applicable to the Securities in Section 4.06 and Section 4.08; and
(B) any such requirement only becomes operative after compliance with such terms applicable to the Securities, including the purchase of any Securities tendered pursuant thereto.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
For the avoidance of doubt, the Convertible Preferred Stock shall not be deemed to be Disqualified Stock.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;
(2) Consolidated Interest Expense;
(3) depreciation, depletion and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);
(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period but including non-cash charges resulting from the application of FASB ASC 410 (Asset Retirement and Environmental Obligations) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business); and
(5) if the Company changes its method of accounting from full cost to successful efforts or a similar method of accounting, consolidated exploration and abandonment expense of the Company and its Restricted Subsidiaries;
in each case for such period and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:
(A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and
(B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.
Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
“Employee Stock Purchase Plan” means any employee stock ownership plan or trust or any employee stock purchase plan or other similar arrangement for the benefit of employees of the Company or of some or all of its Restricted Subsidiaries or of both the Company and some or all of its Restricted Subsidiaries.
“Equity Offering” means a public or private offering for cash by the Company of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Property” means (a) any property or assets to the extent the grant or maintenance of a Lien on such property is (i) prohibited by applicable law, (ii) could reasonably be expected to result in material adverse tax consequences to the Company or any Subsidiary, (iii) requires a consent not obtained of any governmental authority pursuant to applicable law or (iv) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such term in such contract, license, agreement, instrument or other document or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable Uniform Commercial Code), (b) motor vehicles and other assets subject to certificates of title, (c) all real property not constituting Oil and Gas Properties, (d) the Capital Stock of any Subsidiary, (e) property and assets owned by the Company or any Subsidiary that are subject of Permitted Liens described in clause (13) of the definition thereof, (f) properties or assets of the Company or any Subsidiary that is or may be provided to certain Bank Product and account providers, issuers of letters of credit and certain counterparties in respect of Hedging Obligations pursuant to the Priority Lien Documents rather than (I) generally to the holders of Priority Lien Obligations or (II) to the Priority Lien Agent for the benefit of the holders of the Priority Lien Obligations as a whole and (g) property or assets securing Indebtedness under a Credit Facility that does not constitute Priority Lien Debt and that is Incurred after the Issue Date.
“Existing Unsecured Notes” means the Company’s 10% Senior Notes due 2017.
“Fair Market Value” means, with respect to any Asset Disposition, Sale/Leaseback Transaction or Restricted Payment (or Investment or Permitted Investment), the price that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by:
(1) if the value of such Asset Disposition, Sale/Leaseback Transaction or Restricted Payment (or Investment or Permitted Investment) is less than $10.0 million, an Officer of the Company; and
(2) if the value of such Asset Disposition, Sale/Leaseback Transaction or Restricted Payment (or Investment or Permitted Investment) is $10.0 million or greater, the Board of Directors of the Company.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:
(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;
(2) statements and pronouncements of the Financial Accounting Standards Board;
(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and
(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Grantor”, for purposes of the Intercreditor Agreement, means the Company and each Subsidiary of the Company that has granted any Lien in favor of any of the Priority Lien Agent, the Collateral Trustee or the Junior Lien Agent on any of its assets or properties to secure any of the Priority Lien Obligations, the Parity Lien Obligations or the Junior Lien Obligations.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranty Agreement” means a supplemental indenture, substantially in the form attached hereto as Exhibit C, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Securities on the terms provided for in this Indenture.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Oil and Gas Hedging Contract.
“Holder” or “Securityholder” means the Person in whose name a Security is registered on the Registrar’s books.
“Hydrocarbon Interests” means all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03:
(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;
(2) the accrual of interest or dividends and the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;
(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and
(4) unrealized losses, charges or other similar obligations in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815), shall not be deemed to be the Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);
(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);
(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured;
(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
(9) any guarantee by such Person of production or payment with respect to a Production Payment, but excluding guarantees with respect to operation and maintenance of the related Oil and Gas Properties in a prudent manner, delivery of the associated production (if required) and other such contractual obligations.
Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. In addition, except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.
“Initial Securities” means (i) the Company’s 10% Second Lien Secured Senior Notes due February 15, 2021 issued under the Indenture on the Issue Date and (ii) Additional Securities, if any, issued in a transaction exempt from the registration requirements of the Securities Act, in each case that contain the restrictive legend on Exhibit A.
“Insolvency or Liquidation Proceeding” means:
(a)any case commenced by or against the Company or any other Grantor under Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b)any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)any other proceeding of any type or nature (including any composition agreement) in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means the Intercreditor Agreement among the Collateral Trustee, the Trustee, the Priority Lien Agent, the Company, the Subsidiary Guarantors and the other parties from time to time party thereto, dated as of the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.
“Investment” in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 4.04:
(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
“Issue Date” means the first date on which the Securities are issued, authenticated and delivered under this Indenture.
“Junior Lien” means a Lien, junior to the Priority Liens and the Parity Liens as provided in the Intercreditor Agreement, granted by the Company or any Subsidiary Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith), at any time, upon any property of the Company or any Subsidiary Guarantor to secure Junior Lien Obligations.
“Junior Lien Agent” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement.
“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Company or any Subsidiary) of the Company or any Subsidiary Guarantor that is secured by a Junior Lien that was permitted to be Incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in this definition:
(1)on or before the date on which such Indebtedness is Incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company, in an officers’ certificate delivered to the Junior Lien Agent and Collateral Trustee as “Junior Lien Debt” for the purposes of the Secured Debt Documents; provided that if such Series of Secured Debt is designated “Junior Lien Debt”, it cannot also be designated as Parity Lien Debt or Priority Lien Debt (or any combination of the three);

(2)the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Agent, the Junior Lien Agent, the Collateral Trustee, the Company, each applicable Subsidiary Guarantor have duly executed and delivered a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto;

(3)such Indebtedness has a final maturity date later than 90 days after the final maturity date of the Securities; and

(4)all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is Incurred and the documents pursuant to which Junior Lien Obligations are granted.
“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York, the State of Texas or the place of payment.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Modified ACNTA” means, as of any date of determination, an amount equal to the Company’s ACNTA calculated as of a date not more than 30 days prior to the date of determination (the “calculation date”), on the following basis:
(1)in lieu of commodity pricing of future net revenues based on SEC guidelines, Modified ACNTA Prices shall be used after giving effect to all commodity derivatives contracts in effect as of the date of determination as determined in good faith by the Company;

(2)such calculation shall be based on then current estimates of costs determined in good faith by the Company in light of prevailing market conditions; and

(3)any assets or liabilities relevant to such calculation of Restricted Subsidiaries that are not Subsidiary Guarantors shall be disregarded in such calculation.

“Modified ACNTA Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or the longest quoted shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the NYMEX (or its successor) as of the calculation date (as defined in the definition of Modified ACNTA) and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgages” means all mortgages, deeds of trust, security agreements, financing statements and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on the Collateral to secure payment of the Securities and the Guarantee or any part thereof.
“Mortgagor” means the Company or any Subsidiary Guarantor, in each case executing and delivering a Mortgage.
“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:
(1) all legal, title, recording, engineering, environmental, accounting, investment banking, brokerage and relocation expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;
(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;
(4) the deduction of appropriate amounts as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and
(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Net Working Capital” of the Company means:
(1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus
(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness (including the Securities), current liabilities from commodity price risk management activities arising in the ordinary course of business, current liabilities recorded with respect to stock-based compensation and current liabilities that constitute estimated abandonment costs pursuant to FASB ASC 410;
in each case, determined in accordance with GAAP.
“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary of assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which:
(1) the holders of such Indebtedness agree that they will look solely to the assets so acquired that secure such Indebtedness, and except for the interest of the Company or such Restricted Subsidiary, neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired assets); and
(2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Note Documents” means this Indenture, the Securities, the Guarantees, the Guaranty Agreements, the Security Documents and the Intercreditor Agreement.
“NYMEX” means the New York Mercantile Exchange.
“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
“Offering Memorandum” means the offering memorandum and consent solicitation statement dated as of January 14, 2016, and used in connection with the exchange offer pursuant to which the Initial Securities were issued on the Issue Date.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.
“Officers’ Certificate” means a certificate signed by two Officers, which certificate shall be deemed to be, and the Trustee may rely on its being, executed and delivered by the Officers signing it on behalf of the Company.
“Oil and Gas Business” means:
(1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other Hydrocarbon and mineral properties;
(2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;
(3) any business or activity relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other Hydrocarbons and minerals and products produced in association therewith;
(4) any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from oil, natural gas, other Hydrocarbons and minerals produced substantially from properties in which the Company or the Restricted Subsidiaries, directly or indirectly, participate;
(5) any business relating to oil field sales and service; and
(6) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.
“Oil and Gas Hedging Contract” means any oil and gas hedging agreement and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and gas prices.
“Oil and Gas Liens” means:
(1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs (other than Indebtedness) Incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs Incurred for “development” shall include costs Incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);
(2) Liens on an oil or gas producing property to secure obligations Incurred or Guarantees of obligations Incurred (in each case, other than Indebtedness) in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;
(3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, gas balancing or deferred production agreements, production sharing agreements, area of mutual interests agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;
(4) Liens securing Production Payments and Reserve Sales; provided, however, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either:
(a) were in existence on the Issue Date,
(b) were created in connection with the acquisition of property after the Issue Date and such Lien was Incurred in connection with the financing of, and within 90 days after, the acquisition of the property subject thereto, or
(c) constitute Asset Dispositions made in compliance with Section 4.06; and
(5) Liens on pipelines or pipelines facilities that arise by operation of law.
“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Parity Lien” means a Lien granted by the Company or any Subsidiary Guarantor in favor of the Collateral Trustee pursuant to a Security Document, at any time, upon property of the Company or any Subsidiary Guarantor to secure Parity Lien Obligations.
“Parity Lien Debt” means:
(1)the Securities and Subsidiary Guarantees thereof; and

(2)all additional Indebtedness (other than intercompany Indebtedness owing to the Company or any Subsidiary Guarantor) of the Company or any Subsidiary Guarantor (including Additional Securities and Subsidiary Guarantees thereof), in each case that was permitted to be Incurred and secured in accordance with the Secured Debt Documents equally and ratably with the Securities by a Parity Lien; provided that, in the case of any Indebtedness referred to in clause (2) of this definition:

(a)on or before the date on which such Indebtedness is Incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of this Indenture and the Collateral Trust Agreement; provided further that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt or Junior Lien Debt;
(b)other than in the case of Additional Securities, such Indebtedness is governed by an indenture, credit agreement or other agreement that includes an Additional Secured Debt Designation and, in each case, the Parity Lien Representative of such Parity Lien Debt (other than Additional Securities) shall have executed a joinder to the Intercreditor Agreement in the form provided; and
(c)all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).
“Parity Lien Documents” means, collectively, the Note Documents (excluding the Intercreditor Agreement) and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt.
“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof. Notwithstanding any other provision hereof, the term “Parity Lien Obligations” will include accrued interest, fees, costs, and other charges Incurred under the Parity Lien Documents, whether Incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding.
“Parity Lien Representative” means:
(1)in the case of the Securities, the Trustee; and

(2)in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:
(1) ownership of oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and
(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements (including for limited liability companies), transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding however, Investments in corporations.
“Permitted Collateral Liens” means Liens described in clauses (4), (5), (6), (8), (13), and (17) of the definition of “Permitted Liens” that, by operation of law, have priority over the Parity Liens.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
(1) the Company, a Restricted Subsidiary or a Person that shall, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Person or Restricted Subsidiary is a Related Business;
(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;
(3) cash and Temporary Cash Investments;
(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(5) payroll, commissions, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to Section 4.06 or (B) a disposition of assets not constituting an Asset Disposition;
(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;
(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 4.03;
(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);
(13) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;
(14) any Person to the extent such Investments are made solely with or in exchange for Capital Stock (other than Disqualified Stock) of the Company;
(15) Permitted Business Investments; and
(16) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (16) and outstanding on the date such Investment is made, do not exceed $10.0 million.
“Permitted Liens” means, with respect to any Person:
(1) Liens securing Priority Lien Debt or Parity Lien Debt Incurred under Section 4.03(b)(1) or (b)(3) and Liens securing Bank Product Obligations constituting Priority Lien Obligations;
(2) Liens securing Refinancing Indebtedness, provided that such Liens extend to or cover only the property or assets then securing the Indebtedness being Refinanced;
(3) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided that such Liens extend to or only cover the property or assets then securing the Indebtedness being Refinanced;
(4) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds or bonds of a similar nature to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(5) Liens Incurred in the ordinary course of business (other than in connection with Indebtedness) or imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, Liens to the extent arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;
(6) Liens for taxes, assessments and governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(7) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(9) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
(10) Liens to secure Indebtedness and related Obligations permitted under Section 4.03(b)(3);
(11) Liens existing on the Issue Date, Liens securing the Securities and Liens securing the Subsidiary Guarantees;
(12) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
(13) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
(14) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;
(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (9), (11), (12) or (13); provided, however, that:
(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (9), (11), (12) or (13) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(16) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Indenture;
(17) Oil and Gas Liens;
(18) Liens on the capital stock of any Unrestricted Subsidiary to the extent such Lien is securing the Indebtedness of such Unrestricted Subsidiary;
(19) Liens securing Refinancing Indebtedness of the Company or any Subsidiary Guarantor to the extent such Indebtedness was Incurred to Refinance Existing Unsecured Notes and constitutes Junior Lien Debt; and
(20) Liens securing Indebtedness in an amount which, together with the aggregate outstanding amount of all other Indebtedness secured by Liens Incurred pursuant to this clause (20), does not exceed the greater of (A) $5.0 million and (B) 2.0% of ACNTA.
Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien described in clause (9), (12) or (13) above to the extent such Lien applies to any Additional Assets or capital expenditures acquired directly or indirectly from Net Available Cash pursuant to Section 4.06. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees and expenses Incurred in connection with, such Indebtedness.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“PetroQuest L.L.C.” means PetroQuest Energy, L.L.C., a Louisiana limited liability company, and its successors.
“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“principal” of a Security means the principal of the Security plus the premium, if any, payable on the Security which is due or overdue or is to become due at the relevant time.
“Priority Lien” means a Lien granted by the Company or any Subsidiary Guarantor in favor of the Priority Lien Agent at any time, upon any property of any Subsidiary Guarantor to secure Priority Lien Obligations.
“Priority Lien Agent” means the administrative agent under the Priority Lien Credit Agreement (or other Person designated by the administrative agent under the Priority Lien Credit Agreement), or if the Priority Lien Credit Agreement ceases to exist, the collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Intercreditor Agreement.
“Priority Lien Credit Agreement” means the Credit Agreement dated as of October 2, 2008, by and among the Company, PetroQuest Energy, L.L.C., JPMorgan Chase Bank, N.A., as the administrative agent, Calyon New York Branch, as syndication agent, Bank of America, N.A., as documentation agent, and the lenders party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document), including an indenture or any receivables financing (including through the sale of receivables to lenders, purchasers or special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables) or other document, governing Indebtedness Incurred to Refinance, replace (contemporaneously or otherwise) or supplement, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Priority Lien Credit Agreement or any successor or alternative Priority Lien Credit Agreement or other debt facilities, including any such agreements which increase the aggregate amount of Indebtedness outstanding or permitted to be outstanding under such Priority Lien Credit Agreement or debt facilities, whether by the same or any other lender or investor, or group of lenders or investors.
“Priority Lien Debt” means:
(1)Indebtedness of the Company and the Subsidiary Guarantors under the Priority Lien Credit Agreement (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) that is subject to the Intercreditor Agreement and permitted to be Incurred and secured under each applicable Secured Debt Document; and
(2)additional Indebtedness of the Company and the Subsidiary Guarantors under any other Credit Facility that is secured with the Priority Lien Credit Agreement by a Priority Lien that was permitted to be Incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any Indebtedness referred to in this clause (2), that:
(a)on or before the date on which such Indebtedness is Incurred by the Company and the Subsidiary Guarantors, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Priority Lien Agent and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that if such Series of Secured Debt is designated as “Priority Lien Debt”, it cannot also be designated as Parity Lien Debt or Junior Lien Debt (or any combination of the three);
(b)the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Agent, the Collateral Trustee, the Company and each applicable Subsidiary Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto); and
(c)all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied.
“Priority Lien Documents” means the Priority Lien Credit Agreement, the Priority Lien Security Documents, the other “Credit Documents” (as defined in the Priority Lien Credit Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Credit Facility pursuant to which any Priority Lien Debt is Incurred.
“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, Hedging Obligations and Bank Product Obligations, in each case, that are secured by the Priority Liens.
“Priority Lien Security Documents” means the Priority Lien Credit Agreement (insofar as the same grants a Lien on the Collateral), certain agreements listed on the exhibits to the Intercreditor Agreement and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by any Mortgagor creating (or purporting to create) a Lien upon Collateral in favor of the Priority Lien Agent (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Credit Facility pursuant to which any Priority Lien Debt is Incurred).
“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties or reserves.
“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (the “Reserve Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Quotation Agent” means the Reference Treasury Dealer selected by the Company.
“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1) (a) if the Stated Maturity of the Indebtedness being Refinanced is equal to or earlier than the Stated Maturity of the Securities, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced and (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Securities, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Securities;
(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;
(3) the amount of such Indebtedness that may be deemed Refinancing Indebtedness shall not exceed the aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium (including any premium paid in connection with a tender offer for such Indebtedness) and defeasance costs) under the Indebtedness being Refinanced; and
(4) if the Indebtedness being Refinanced is subordinate in right of payment to the Securities, such Refinancing Indebtedness is subordinate in right of payment to the Securities at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
“Related Business” means any Oil and Gas Business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.
“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding (and including a majority in principal amount of the Securities), calculated in accordance with the provisions of the Collateral Trust Agreement. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.
“Reserve Report” means a report, in a form substantially consistent with (as determined in good faith by the Company) the form of “Reserve Report” required under the Priority Lien Credit Agreement (or if there is no Priority Lien Credit Agreement requiring delivery of a Reserve Report, in form substantially consistent as determined in good faith by the Company with the form of Reserve Report required under the Priority Lien Credit Agreement as in effect on the Issue Date), covering Proved Reserves attributable to the Oil and Gas Properties and setting forth (i) the total quantity of proved developed and proved undeveloped reserves (separately classified as producing, shut-in, behind pipe, and undeveloped), (ii) the estimated future net revenues and future net income and cumulative estimated future net revenues and future net income utilizing a 9% discount rate (iii) the discounted present value of future net income utilizing a 9% discount rate and (iv) such other information and data with respect to the Oil and Gas Properties as required under the Priority Lien Credit Agreement.
“Restricted Payment” with respect to any Person means:
(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));
(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);
(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or of any Subsidiary Guarantor (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of (A) Indebtedness owed to the Company or a Restricted Subsidiary and Incurred pursuant to Section 4.03(b)(2) or (B) Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or
(4) the making of any Investment (other than a Permitted Investment) in any Person.
“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities” means the Initial Securities and the Exchange Securities.
“Secured Debt” means Priority Lien Debt, Parity Lien Debt and Junior Lien Debt.
“Secured Debt Documents” means the Priority Lien Documents or the Parity Lien Documents.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Security Documents” means the Collateral Trust Agreement, each joinder agreement required by the Collateral Trust Agreement, and all security agreements, pledge agreements, collateral assignments, Mortgages, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described in the Collateral Trust Agreement.
“Senior Indebtedness” means with respect to any Person:
(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, including the Securities and the Existing Unsecured Notes; and
(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Securities or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:
(A) any obligation of such Person to the Company or any Subsidiary;
(B) any liability for Federal, state, local or other taxes owed or owing by such Person;
(C) any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(D) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or
(E) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture.
“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.
“Series of Parity Lien Debt” means, severally, the Securities and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.
“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Priority Lien Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.
“Series of Secured Debt” means each Series of Priority Lien Debt, each Series of Parity Lien Debt and each Series of Junior Lien Debt.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Securities or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
(1) such Person;
(2) such Person and one or more Subsidiaries of such Person; or
(3) one or more Subsidiaries of such Person.
“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Securities.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Securities pursuant to the terms of this Indenture.
“Temporary Cash Investments” means any of the following:
(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s;
(5) investments in securities with maturities of nine months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and
(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.
“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Trustee” means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.
“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
“Trust Officer” means:
(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject; and

(2) who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
“Unrestricted Subsidiary” means:
(1) PetroQuest Oil & Gas L.L.C., PQ Holdings, LLC and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and
(2) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary but excluding PetroQuest L.L.C.) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.04.
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.
SECTION 1.02.    Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.07(a)
“Appendix”	2.01
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(b)
“Company”	Recitals
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Event of Default”	6.01
“Exchange Securities”	Appendix
“Guaranteed Obligations”	10.01
“legal defeasance option”	8.01(b)
“minimum mortgage requirement”	12.03(e)
“Notes Obligations”………………………………………………..	12.01(a)
“Offer”	4.06(b)
“Offer Period”	4.06(d)(2)
“Paying Agent”	2.03
“Purchase Date”	4.06(d)(1)
“Registrar”	2.03
“Registration Rights Agreement”	Appendix
“Transfer Restricted Securities”	Appendix
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(b)(2)

SECTION 1.03.    Incorporation by Reference of Trust Indenture Act.
Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
The following TIA terms used in this Indenture have the following meanings:
“indenture securities” means the Securities and the Subsidiary Guarantees;
“indenture security Holder” means a Securityholder;
“indenture to be qualified” means this Indenture;
“indenture trustee” or “institutional trustee” means the Trustee; and
“obligor” on the Securities and Subsidiary Guarantees means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the Securities and the Subsidiary Guarantees, respectively.
All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
SECTION 1.04.    Rules of Construction. Unless the context otherwise requires:
(1)    a term has the meaning assigned to it;
(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)    “or” is not exclusive;
(4)    “including” means including without limitation;
(5)    words in the singular include the plural and words in the plural include the singular;
(6)    the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
(7)    the principal amount of any Preferred Stock shall be (A) the maximum liquidation value of such Preferred Stock or (B) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
(8)    all references to the date the Securities were originally issued shall refer to the Issue Date;
(9)    all references to “interest” shall also be deemed to be references to Additional Interest, if any, unless the context otherwise requires;
(10)    references to “second lien” or “second priority” Liens means Liens that may be junior in priority to the Liens securing Priority Lien Obligations, to the extent permitted to be Incurred or to exist under the Intercreditor Agreement, and to certain Permitted Liens; and
(11)    this Indenture shall not treat (A) unsecured Indebtedness as subordinated or junior to Secured Debt merely because it is unsecured or (B) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.
ARTICLE 2

The Securities
SECTION 2.01.    Form and Dating. Certain provisions relating to the Initial Securities and the Exchange Securities are set forth in the Appendix attached hereto (the “Appendix”), which is hereby incorporated in, and expressly made a part of, the Indenture. (a) The Initial Securities and the Trustee’s certificate of authentication and (b) any Additional Securities (if issued as Transfer Restricted Securities) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in, and expressly made a part of, this Indenture. The Exchange Securities and any Additional Securities issued other than as Transfer Restricted Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B, which is hereby incorporated in, and expressly made a part of, this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Security shall be dated the date of its authentication. The Securities shall be in minimum denominations of $1,000 and integral multiples of $1,000 thereof. To the extent any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture shall govern and be controlling.
SECTION 2.02.    Execution and Authentication. Two Officers shall sign the Securities for the Company by manual or facsimile signature.
If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.
A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The manual signature shall be conclusive evidence that the Security has been authenticated under this Indenture.
The Trustee shall, upon the written direction of the Company, authenticate and make available for delivery Securities as set forth in Section 2.2 of the Appendix.
The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
SECTION 2.03.    Registrar and Paying Agent. The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.
The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly Owned Subsidiary incorporated or organized within The United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.
The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Securities and the Trustee accepts such appointment as the initial Registrar and Paying Agent.
SECTION 2.04.    Paying Agent To Hold Money in Trust. Prior to each due date of the principal, interest and Additional Interest, if any, on any Security, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, interest and Additional Interest, if any, when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Securityholders, the Trustee and the Collateral Trustee all money held by the Paying Agent for the payment of principal of or interest and Additional Interest, if any, on the Securities and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any Event of Default specified in Section 6.01(7) or (8), the Trustee shall automatically serve as the Paying Agent for the Securities.
SECTION 2.05.    Securityholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders and the Company shall otherwise comply with TIA § 312(a).
SECTION 2.06.    Transfer and Exchange. The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer in compliance with the Appendix. When a Security is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Securities are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Securities at the Company’s request. The Company may require the Securityholders to make a payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.08 and 9.05). The Company shall not be required to make and the Registrar need not register transfers or exchanges of Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.
Prior to the due presentation for registration of transfer of any Security, the Company, the Subsidiary Guarantors, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest and Additional Interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, the Subsidiary Guarantors, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
SECTION 2.07.    Replacement Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon the Company’s written instruction, shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Company, the Subsidiary Guarantors and the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company to protect the Company, the Subsidiary Guarantors, the Trustee, the Paying Agent, the Registrar and any co-registrar and in the judgment of the Trustee to protect the Trustee, the Paying Agent, the Registrar and any of the Trustee’s agents from any loss which any of them may suffer if a Security is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Security.
Every replacement Security is an additional Obligation of the Company.
SECTION 2.08.    Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.
If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, interest and Additional Interest, if any, payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest and Additional Interest, if any, on them ceases to accrue.
SECTION 2.09.    Temporary Securities. Until Definitive Securities (as defined in the Appendix) are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Securities and deliver them in exchange for temporary Securities.
SECTION 2.10.    Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Securities surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction upon written request to the Company. The Company may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation.
SECTION 2.11.    Defaulted Interest. If the Company defaults in a payment of interest and/or Additional Interest, if any, on the Securities, the Company shall pay defaulted interest and/or Additional Interest, if any, at the rate per annum shown on the Security (plus interest on such defaulted interest and/or Additional Interest, if any, to the extent lawful) in any lawful manner. The Company may pay the defaulted interest and/or Additional Interest, if any, to the persons who are Securityholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date and shall promptly send to each Securityholder a notice that states the special record date, the payment date and the amount of defaulted interest and/or Additional Interest, if any, to be paid.
SECTION 2.12.    CUSIP Numbers, ISINs, etc. The Company in issuing the Securities may use “CUSIP” numbers and ISINs (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and ISINs in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Securities, and any such notice shall not be affected by any defect in or omission of such numbers. The Company shall advise the Trustee in writing of any change in any “CUSIP” numbers or ISINs applicable to the Securities.
SECTION 2.13.    Issuance of Additional Securities. After the Issue Date, the Company shall be entitled, subject to its compliance with Section 4.03, to issue Additional Securities under this Indenture, which Securities shall have identical terms as the Securities issued on the Issue Date, other than with respect to the date of issuance and issue price. All the Securities issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.
With respect to any Additional Securities, the Company shall set forth in resolutions of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:
(1)    the aggregate principal amount of such Additional Securities to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 that the Company is relying on to issue such Additional Securities; and
(2)    the issue price, the issue date and the CUSIP number of such Additional Securities; provided, however, that no Additional Securities may be issued at a price that would cause such Additional Securities to have “original issue discount” within the meaning of Section 1273 of the Code.
ARTICLE 3

Redemption
SECTION 3.01.    Notices to Trustee. If the Company elects to redeem Securities pursuant to paragraph 5 of the Securities, the Company shall notify the Trustee in writing of the redemption date, the principal amount of Securities to be redeemed and the paragraph of the Securities pursuant to which the redemption will occur.
The Company shall give the notice to the Trustee provided for in this Section at least 35 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.
SECTION 3.02.    Selection of Securities To Be Redeemed. If fewer than all the Securities are to be redeemed pursuant to notice sent pursuant to Section 3.03, the Trustee shall select the Securities to be redeemed pro rata to the extent practicable or otherwise in accordance with the procedures of the Depository. The Trustee shall make the selection from outstanding Securities not previously called for redemption. Securities and portions of them the Trustee selects shall be in principal amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify the Company promptly of the Securities or portions of Securities to be redeemed.
SECTION 3.03.    Notice of Redemption. At least 30 days but not more than 60 days before a date for redemption of Securities pursuant to paragraph 5 of the Securities, the Company shall mail a notice of redemption by first-class mail or, in the case of global notes, send electronically to each Holder of Securities to be redeemed at such Holder’s registered address.
The notice shall identify the Securities to be redeemed and shall state:
(1)    the redemption date;
(2)    the redemption price;
(3)    the name and address of the Paying Agent;
(4)    that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(5)    if fewer than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed;
(6)    that, unless the Company defaults in making such redemption payment, interest and Additional Interest, if any, on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
(7)    the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Securities being redeemed; and
(8)    that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN, or “Common Code” number, if any, listed in such notice or printed on the Securities.
At the Company’s request made at least five (5) Business Days prior to the date on which notices of redemption are to be sent (or such shorter period as may be agreed by the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section.
SECTION 3.04.    Effect of Notice of Redemption. Once notice of redemption is sent pursuant to Section 3.03, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice and from and after such redemption date (unless the Company defaults in the payment of the redemption price and accrued and unpaid interest and Additional Interest, if any), such Securities will cease to bear interest and Additional Interest, if any. Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest and Additional Interest, if any, to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, due on the related interest payment date), and such Securities shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
SECTION 3.05.    Deposit of Redemption Price. Prior to 11:00 A.M. New York time on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest and Additional Interest, if any, on all Securities to be redeemed on that date other than Securities or portions of Securities called for redemption which have been delivered by the Company to the Trustee for cancellation.
SECTION 3.06.    Securities Redeemed in Part. Upon surrender of a Security that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.
ARTICLE 4

Covenants
SECTION 4.01.    Payment of Securities. The Company shall pay the principal of and interest and Additional Interest, if any, on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Principal, interest and Additional Interest, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money in immediately available funds sufficient to pay all principal, interest and Additional Interest, if any, then due.
The Company shall pay interest and Additional Interest, if any, on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest and Additional Interest, if any, at the same rate to the extent lawful.
In the event that the Company is required to pay Additional Interest, the Company shall provide to the Trustee and Paying Agent written notice of such requirement at least five (5) Business Days prior to the applicable interest payment date, which notice shall include the amount of Additional Interest to be paid on any such interest payment date. Neither the Trustee nor Paying Agent shall have any obligation to calculate or verify the Company’s calculations of Additional Interest.
SECTION 4.02.    SEC Reports. Whether the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (subject to the next sentence) and furnish to the Trustee and Securityholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. Person subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports with respect to a non-accelerated filer under such Sections 13 and 15(d) and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required with respect to a non-accelerated filer unless the SEC shall not accept such a filing. The Company agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC shall not accept such filings for any reason, the Company shall post the reports specified in the preceding sentence on the Company’s website within the time periods with respect to a non-accelerated filer that would apply if the Company was required to file those reports with the SEC.
At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then, unless the operations, assets, liabilities and cash flows of the Unrestricted Subsidiaries are, in aggregate, immaterial, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
The availability of the foregoing materials on the SEC website or the Company’s website shall be deemed to satisfy the foregoing obligation to deliver reports to Holders and availability of the foregoing materials on the SEC website shall be deemed to satisfy the foregoing obligation to deliver reports to the Trustee.
Delivery of such materials to the Trustee is for informational purposes only, and the Trustee’s receipt of such materials shall not constitute notice or constructive notice to the Trustee of the contents thereof~~.~~, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
In addition, at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and for so long as any Securities remain outstanding, the Company will furnish to the Holders and to prospective investors, in each case upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Securities are not freely transferable under the Securities Act.
SECTION 4.03.    Limitation on Indebtedness.  The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.5 to 1.
(a)    Notwithstanding Section 4.03(a), the Company and the Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:
(1)    Indebtedness Incurred by the Company and Subsidiary Guarantors pursuant to any Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $50.0 million, (B) the Borrowing Base in effect at the time of the Incurrence and (C) 30% of Modified ACNTA determined at the time of Incurrence; provided further that the proceeds of any such Credit Facility shall not be used to purchase or redeem the Existing Unsecured Notes;
(2)    Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness and the holder of such Indebtedness is neither the Company nor a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to all obligations with respect to the Securities, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and the holder of such Indebtedness is neither the Company nor a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee; provided further, however, that nothing in the foregoing clauses (B) or (C) shall prohibit the repayment of such Indebtedness at maturity or otherwise in compliance with the terms of this Indenture;
(3)    the Securities, any Additional Securities and other Parity Lien Debt in the aggregate principal amount not to exceed the greater of (A) $350.0 million less the aggregate amount of cash that is paid to holders of the Existing Unsecured Notes in connection with the exchange of the Existing Unsecured Notes for the Initial Securities (excluding cash that is paid to the holders of the Existing Unsecured Notes as premium or accrued and unpaid interest on such Existing Unsecured Notes) or (B) 30% of Modified ACNTA determined at the time of the Incurrence, unless such issuance of Securities, Additional Securities or other Parity Lien Debt is associated with an Approved Acquisition; provided, however, any Parity Lien Debt issued after the Issue Date shall not have a Stated Maturity any earlier than the Stated Maturity the Securities;
(4)    Indebtedness outstanding on the Issue Date (including the Existing Unsecured Notes), other than Indebtedness described in Section 4.03(b)(1), (2) or (3);
(5)    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto and any related financing transactions, either (A) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (B) the Consolidated Coverage Ratio is equal to or greater than the Consolidated Coverage Ratio immediately before such transaction;
(6)    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.03(a) or pursuant to Section 4.03(b)(3), (4), (5) or this Section 4.03(b)(6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to 4.03(b)(5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary, by the Company or by the Company and such Subsidiary;
(7)    Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to this Indenture;
(8)    Hedging Obligations consisting of Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;
(9)    obligations in respect of completion, performance, bid and surety bonds and completion guarantees, insurance obligations or bonds and other similar bonds and obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business or letters of credit providing support for or issued in lieu of any such bonds, guarantees or obligations;
(10)    Capital Lease Obligations and other purchase money Indebtedness in an aggregate principal amount at any time outstanding of not to exceed the greater of (A) $5.0 million and (B) 2.5% of ACNTA;
(11)    Non-Recourse Purchase Money Indebtedness;
(12)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly following its Incurrence;
(13)    Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to Section 4.03(b)(3), (4), (7), (8), (9) or (10) or pursuant to Section 4.03(b)(6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to Section 4.03(a) or pursuant to Section 4.03(b)(3) or (4);
(14)    In-kind obligations relating to oil and gas balancing obligations arising in the ordinary course of business;
(15)    any obligation arising from agreements of the Company or any Subsidiary Guarantor providing for indemnification, guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of acquired or disposed assets or similar obligations, in each case Incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock of a Subsidiary Guarantor; and
(16)    Indebtedness of the Company or of any of its Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by Section 4.03(b)(1) through (14) above or Section 4.03(a)) does not exceed the greater of (A) $10.0 million and (B) 5.0% of ACNTA.
(b)    Notwithstanding Section 4.03(b), neither the Company nor any Subsidiary Guarantor shall Incur any Indebtedness pursuant to Section 4.03(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Securities or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.
(c)    For purposes of determining compliance with this Section 4.03, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.03(a) and (b), the Company, in its sole discretion, shall be permitted to divide and classify such item of Indebtedness on the date of Incurrence, provided, that any Indebtedness outstanding under the Priority Lien Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under Section 4.03(b)(1) and may not be reclassified.
(d)    For purposes of determining compliance with this Section 4.03, a Guarantee by the Company or a Restricted Subsidiary of Indebtedness Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Indebtedness. For purposes of determining compliance with this Section 4.03, accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of deferred financing costs or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock, in the form of additional shares of Disqualified Stock of Preferred Stock, and the accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, shall, in each case, not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock.
SECTION 4.04.    Limitation on Restricted Payments.  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(1)    a Default shall have occurred and be continuing (or would result therefrom);
(2)    the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a); or
(3)    the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):
(A)    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2016 to the end of the most recent fiscal quarter for which internal financial statements of the Company are available at the time of determination (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
(B)    100% of the aggregate Net Cash Proceeds and 100% of the Fair Market Value of securities or other property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business that become Restricted Subsidiaries or assets used in the Oil and Gas Business) received by the Company or any Restricted Subsidiary subsequent to the Issue Date from the issue or sale of Capital Stock of the Company (other than Disqualified Stock), other than Capital Stock sold to a Subsidiary of the Company and other than an issuance or sale to an Employee Stock Purchase Plan; plus
(C)    100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issue or sale of any Capital Stock of the Company (other than Disqualified Stock) to an Employee Stock Purchase Plan; provided, however, that if an Employee Stock Purchase Plan Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by an Employee Stock Purchase Plan with respect to such Indebtedness after the Issue Date; plus
(D)    the amount by which Indebtedness is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the Fair Market Value of any property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an Employee Stock Purchase Plan); plus
(E)     an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time such Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and shall not be taken into account in one of the foregoing clauses (A)-(D).
(b)    Section 4.04(a) shall not prohibit:
(1)    the making of any Restricted Payment (including a dividend) within 60 days after the date the Company or Restricted Subsidiary became legally or contractually obligated to make such Restricted Payment (including the declaration of a dividend), if at the date of becoming so legally or contractually bound, such Restricted Payment would have complied with the provisions of this Indenture (and such Restricted Payment shall be deemed to be made on the date of becoming so legally or contractually bound for purposes of any calculation required by this Section 4.04); provided, however, that such Restricted Payments shall be included (without duplication) in the calculation of the amount of Restricted Payments unless otherwise excluded pursuant to Section 4.04(b)(2)-(9);
(2)    the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation of the Company or any Subsidiary Guarantor or of any Capital Stock of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock); provided, however, that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded (A) from Section 4.04(a)(3)(B) and (C) and (B) in the calculation of the amount of Restricted Payments;
(3)    the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Obligations of the Company or of any Subsidiary Guarantor with the Net Cash Proceeds from an Incurrence of any Subordinated Obligations permitted to be Incurred under Section 4.03; provided, however, that such defeasance, redemption, repurchase, retirement or other acquisition shall be excluded in the calculation of Restricted Payments;
(4)    so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any employees, former employees, directors or former directors of Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreement or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $2.0 million in any calendar year (with any unused amounts in any calendar year being carried over to succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company from the sale of Capital Stock (other than Disqualified Stock) of the Company to members of management or directors of the Company and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.04(a)(3)), plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made after the Issue Date pursuant to clauses (A) and (B) of this Section 4.04(b)(4); provided further, however, that such repurchase, redemption or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
(5)    repurchases or other acquisitions for value of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other convertible securities or upon the vesting of restricted Capital Stock if such Capital Stock represents a portion of the exercise or exchange price thereof or made in lieu of withholding taxes in connection with any such exercise, exchange or vesting; provided, however, that such repurchases or other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;
(6)    so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Securities under Section 4.08 or Section 4.06 (including the purchase of all Securities tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Existing Unsecured Notes or Subordinated Obligations required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
(7)    so long as no Default has occurred and is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations; provided, however, that such purchases shall be excluded in the calculation of the amount of Restricted Payments;
(8)    payments to dissenting stockholders (i) pursuant to applicable law or (ii) in connection with the settlement or satisfaction of legal claims made pursuant to or in connection with consolidation, merger or transfer of assets in connection with a transaction that is not permitted by this Indenture;
(9)    the declaration and payments of dividends on Disqualified Stock issued pursuant to Section 4.03; provided, however, that at the time of declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;
(10)    so long as no Default has occurred and is continuing, the declaration and payment of accrued dividends paid in cash on the Convertible Preferred Stock in accordance with the certificate of designations as in effect on the Issue Date in an amount not to exceed $5,140,000 in any calendar year; provided, however, that the amount of such dividends shall be included in the calculation of the amount of Restricted Payments; or
(11)    Restricted Payments in an amount not to exceed $10.0 million in the aggregate at any time outstanding; provided, however, that the amount of such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.
The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment is made or deemed made.
For purposes of determining compliance with this Section 4.04, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in Section 4.04(b)(1)-(11), the Company, in its sole discretion, shall be entitled to divide, order and classify such Restricted Payment in any manner in compliance with this Section 4.04 and shall be entitled to later redivide, reorder and reclassify such Restricted Payment in any manner that then complies with this Section 4.04.
In computing Consolidated Net Income under Section 4.04(a)(3)(A) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.
If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall be Permitted Investments, and for the avoidance of doubt all such Investments shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant Section 4.04(a)(3), in each case to the extent such Investments would otherwise be so counted.
SECTION 4.05.    Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (b) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (c) transfer any of its property or assets to the Company or any Restricted Subsidiary, except:
(12)    with respect to clauses (a), (b) and (c),
(A)    any encumbrance or restriction pursuant to an agreement (including the Priority Lien Credit Agreement) in effect at or entered into on the Issue Date;
(B)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;
(C)    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (I) of clause (1) of this Section 4.05 or this clause (C) or contained in any amendment to an agreement referred to in clause (A), (B) or (I) of clause (1) of this Section 4.05 or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the Securityholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;
(D)    any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(E)    any encumbrance or restriction on the disposition or distribution of assets or property, including cash or other deposits, under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in clause (2) of the definition of Permitted Business Investments;
(F)    encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;
(G)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered in the ordinary course of business;
(H)    restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies; and
(I)    encumbrances or restrictions contained in agreements governing Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 4.03; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Priority Lien Credit Agreement or in this Indenture as in effect on the Issue Date.
(13)    with respect to clause (c) only,
(A)    any encumbrance or restriction consisting of customary subletting, nonassignment or transfer provisions in leases, licenses, similar agreements, operating agreements or other agreements customary in the Oil and Gas Business to the extent such provisions restrict the transfer of the lease, license or similar agreement or the property subject thereto;
(B)    any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;
(C)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; and
(D)    provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business.
SECTION 4.06.    Limitation on Sales of Assets and Subsidiary Stock.   The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:
(1)    the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;
(2)    at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and
(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)
(A)    first, (i) if the Asset Disposition is a Collateral Disposition, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, defease or purchase Priority Lien Debt and other outstanding Priority Lien Obligations or Parity Lien Debt and other outstanding Parity Lien Obligations within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, or (ii) if the Asset Disposition is not a Collateral Disposition, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, defease or purchase Indebtedness of the Company or any Subsidiary Guarantor that is not Subordinated Indebtedness (but excluding intercompany Indebtedness of the Company or any Subsidiary Guarantor to the Company or any of its Affiliates) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
(B)    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and
(C)    third, to the extent of the balance of such Net Available Cash after application in accordance with Section 4.06(a)(3)(A) and (B), to make an offer to the holders of the Securities (and to holders of other Parity Lien Debt) to purchase Securities (and such other Parity Lien Debt) pursuant to and subject to the conditions contained in this Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to Section 4.06(a)(3)(A) or this Section 4.06(a)(3)(C), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
Notwithstanding the foregoing provisions of this Section, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section exceeds $20.0 million. Pending application of Net Available Cash pursuant to this Section, the Company and the Restricted Subsidiaries shall be entitled to temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.
For the purposes of this Section, the following are deemed to be cash or cash equivalents:
(1) the assumption or discharge of Priority Lien Debt, Parity Lien Debt, or Senior Indebtedness of the Company or of a Subsidiary Guarantor (other than obligations in respect of Disqualified Stock of the Company) or any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (other than obligations in respect of Disqualified Stock of such Restricted Subsidiary) and the release of the Company, Subsidiary Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and
(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.
(b)    In the event of an Asset Disposition that requires the purchase of Securities (and other Parity Lien Debt) pursuant to Section 4.06(a)(3)(C), the Company shall purchase Securities and Parity Lien Debt tendered pursuant to an offer by the Company for the Securities (and such other Parity Lien Debt) (the “Offer”) at a purchase price of 100% of their principal amount (or, in the event such other Parity Lien Debt was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Parity Lien Debt, such lesser price, if any, as may be provided for by the terms of such Parity Lien Debt) in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 4.06(d). If the aggregate purchase price of the Securities tendered exceeds the Net Available Cash allotted to their purchase, the Company shall select the Securities to be purchased on a pro rata basis or otherwise required by the procedures of the Depository but in round denominations, which in the case of the Securities shall be minimum denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Securities pursuant to this Section if the Net Available Cash available therefor (and for the purchase of such other Senior Indebtedness) is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash shall be deemed to be reduced by the aggregate amount of such offer.
(c)    The requirement of Section 4.06(a)(3)(B) shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.
(d)    (1) Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall deliver to the Trustee and send, by first-class mail, or in the case of Global Securities, electronically, to each Holder, a written notice stating that the Holder may elect to have his Securities purchased by the Company either in whole or in part (subject to prorating as described in Section 4.06(b) in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain such information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision and all instructions and materials necessary to tender Securities pursuant to the Offer, together with the information contained in clause (3).
(2) At least one day prior to the Purchase Date, the Company shall irrevocably deposit with the Trustee or with a Paying Agent (or, if the Company is acting as Paying Agent, segregate and hold in trust) in Temporary Cash Investments, maturing on or before the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Net Available Cash allotted to purchase of Securities which shall be held for payment in accordance with the provisions of this Section. If the Offer includes other Parity Lien Debt, the deposit described in the preceding sentence may be made with any other paying agent pursuant to arrangements satisfactory to the Trustee. Upon the expiration of the period for which the Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Securities or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, deliver payment (or cause the delivery of payment) to each tendering Holder in the amount of the purchase price.
(3) Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased. Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.
(e)    The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.
SECTION 4.07.    Limitation on Affiliate Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:
(1)    the terms of the Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;
(2)    if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and
(3)    if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not materially less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.
(b)    The provisions of Section 4.07(a) shall not prohibit:
(1)    any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 4.04(a);
(2)    any employment agreement or other employee compensation plan or arrangement in existence on the Issue Date or entered into thereafter in the ordinary course of business including any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;
(3)    loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;
(4)    advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case in the ordinary course of business of the Company or any of its Restricted Subsidiaries;
(5)    the payment of reasonable compensation and fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;
(6)    any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity (excluding an Unrestricted Subsidiary) which would not constitute an Affiliate Transaction but for the Company’s or a Restricted Subsidiary’s ownership of an equity interest in or control of such Restricted Subsidiary, joint venture or similar entity;
(7)    indemnities of officers, directors and employees of the Company or any Restricted Subsidiary consistent with applicable charter, by-law or statutory provisions;
(8)    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company or the receipt by the Company of a cash capital contribution from its stockholders;
(9)    any transaction with an Unrestricted Subsidiary to the extent such transaction is in the ordinary course of business of the Company and its Restricted Subsidiaries and of such Unrestricted Subsidiary;
(10)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;
(11)    transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any director or indirect parent company of the Company, and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person; and
(12)    any transaction with Affiliates pursuant to arrangements in existence on the Issue Date pursuant to which those Affiliates own, or are entitled to acquire, working, overriding royalty or other similar interests in particular properties operated by the Company or any Restricted Subsidiary or in which any of the Company or one or more Restricted Subsidiaries also own an interest.
SECTION 4.08.    Change of Control. Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, on the relevant interest payment date), in accordance with the terms contemplated in Section 4.08(b).
(a)    Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Securities as described in Article 3 and paragraph 5 of the Securities, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
(13)    that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, on the relevant interest payment date) (the “Change of Control Payment”);
(14)    a description of the transaction or transactions giving rise to such Change of Control;
(15)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(16)    the instructions, as determined by the Company, consistent with this Section, that a Holder must follow in order to have its Securities purchased.
(b)    Holders electing to have a Security purchased will be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased.
(c)    On the purchase date, all Securities purchased by the Company under this Section shall be delivered by the Company to the Trustee for cancellation, together with an Officers’ Certificate confirming the purchase and directing the Trustee to cancel such Securities, and the Company shall pay the purchase price plus accrued and unpaid interest and Additional Interest, if any, to the Holders entitled thereto.
(d)    Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.
(e)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding Securities validly tender and do not withdraw such Securities in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.08(e), purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Securities that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date).
(g)    The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.
SECTION 4.09.    Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens.
SECTION 4.10.    Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:
(1)    the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Securities pursuant to Section 4.09;
(2)    the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and
(3)    the Company applies the proceeds of such transaction in compliance with Section 4.06.
SECTION 4.11.    Future Guarantors. The Company shall cause each domestic Restricted Subsidiary that is not already a Subsidiary Guarantor that (A) guarantees any Indebtedness of the Company or a Subsidiary Guarantor or (B) is a Wholly Owned Subsidiary and otherwise Incurs any Indebtedness for borrowed money (other than Indebtedness owed to the Company or a Subsidiary Guarantor) in an aggregate principal amount that exceeds $2.0 million, to, at the same time, execute and deliver to the Trustee and the Collateral Trustee, if applicable, a Guaranty Agreement pursuant to which such Restricted Subsidiary shall Guarantee payment of the Securities on the same terms and conditions as those set forth in this Indenture.
SECTION 4.12.    Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether the signers know of any Default that occurred during such fiscal year. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA § 314(a)(4) and deliver the certificate referred to in such section of the TIA, which certificate shall be delivered to the Trustee within 120 days after the end of each fiscal year of the Company. For purposes of this Section 4.12, the “fiscal year” of the Company means a calendar year ending December 31.
SECTION 4.13.    Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 4.14.    Insurance. The Company will, and will cause each of the Company’s Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Subject to the Security Documents and the Intercreditor Agreement, the loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of the Collateral Trustee as its interests in the Collateral may appear and such policies shall name the Collateral Trustee as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Collateral Trustee, it being understood that the Company shall be afforded a period of sixty (60) days following the Issue Date to comply with this Section.
ARTICLE 5

Successor Company
SECTION 5.01.    Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:
(9)    the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee and the Collateral Trustee, in form satisfactory to the Trustee and the Collateral Trustee, all the obligations of the Company under the Securities and the Note Documents;
(10)    immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
(11)    immediately after giving pro forma effect to such transaction and any related financing transactions, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.03(a) or (B) the Consolidated Coverage Ratio of the Successor Company is equal to or greater than the Consolidated Coverage Ratio of the Company immediately before such transaction;
(12)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, disposition, consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and
(13)    the Successor Company shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Company to be subject to the Parity Liens in the manner and to the extent required under the Note Documents;
provided, however, that clause (3) shall not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company, (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction in the United States or (C) as long as PetroQuest L.L.C. is at the time a Restricted Subsidiary of the Company, the consolidation or merger of the Company with or into PetroQuest L.L.C. or the transfer of all or part of the properties of the Company to PetroQuest L.L.C. so long as (if the Successor Company is not itself, following the consummation of such transaction, a corporation) a corporation that is a Subsidiary of PetroQuest L.L.C. shall become a co-obligor of the Securities and shall have confirmed, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture.
For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the other Note Documents, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest and Additional Interest, if any, on the Securities.
(b)    Except in a transaction resulting in the release of a Subsidiary Guarantee of a Subsidiary Guarantor, the Company shall not permit any Subsidiary Guarantor to sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor) unless:
(17)    immediately after giving effect to such transaction or transactions, on a pro forma basis (and treating any Indebtedness which becomes an Obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction) no Default shall have occurred and be continuing;
(18)    the Person acquiring the assets in such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) (the “Successor Guarantor”) (A) shall be a Person organized and existing under the laws of the jurisdiction under which the Subsidiary was organized or under the laws of the United States of America, or any state thereof or the District of Columbia and (B) assumes all obligations of the Subsidiary Guarantor under its Subsidiary Guarantee (by a Guaranty Agreement), this Indenture and all Note Documents to which it is a party pursuant to agreements or instruments satisfactory in form to the Trustee;
(19)    the Successor Guarantor, if applicable, shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Guarantor to be subject to the Parity Liens in the manner and to the extent required under the Note Documents and shall deliver an Opinion of Counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Note Documents to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Trustee, as applicable, may reasonably request;
(20)    the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger and Subsidiary Guarantee of the Successor Guarantor complies with this Indenture; and
(21)    the Company provides a certificate from an authorized officer of the Company to the Trustee to the effect that the Company will comply with the obligations under Section 4.06 with respect to such transaction.
ARTICLE 6

Defaults and Remedies
SECTION 6.01.    Events of Default. An “Event of Default” occurs if:
(4)    the Company defaults in any payment of interest or Additional Interest, if any, on any Security when the same becomes due and payable, and such default continues for a period of 30 days;
(5)    the Company (A) defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise, or (B) fails to purchase Securities when required pursuant to this Indenture or the Securities;
(6)    the Company fails to comply with Section 5.01;
(7)    the Company fails to comply with Section 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 or 4.11 (other than a failure to purchase Securities when required under Section 4.06 or 4.08) and such failure continues for 30 days after the notice specified below;
(8)    the Company or any Subsidiary Guarantor fails to comply with any of its agreements contained in the Securities or this Indenture (other than those referred to in clause (1), (2), (3) or (4) above) and such failure continues for 60 days (or 120 days in the case of a failure to comply with the reporting obligations under Section 4.02) after the notice specified below;
(9)    Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million, or its foreign currency equivalent at the time;
(10)    the Company, any Subsidiary Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(A)    commences a voluntary case;
(B)    consents to the entry of an order for relief against it in an involuntary case;
(C)    consents to the appointment of a Custodian of it or for any substantial part of its property; or
(D)    makes a general assignment for the benefit of its creditors;
or takes any comparable action under any foreign laws relating to insolvency;
(11)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(J)    is for relief against the Company, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case;
(K)    appoints a Custodian of the Company, any Subsidiary Guarantor or any Significant Subsidiary or for any substantial part of its property; or
(L)    orders the winding up or liquidation of the Company, any Subsidiary Guarantor or any Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;
(12)    any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time such judgment or decree is entered against the Company, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed;
(13)    any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (other than in accordance with the terms of such Subsidiary Guarantee); or
(14)    the occurrence of the following:
(A)    except as permitted by the Note Documents, any Note Document establishing the Parity Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this Section 6.01(11)(A) if the sole result of the failure of one or more Note Documents to be fully enforceable is that any Parity Lien purported to be granted under such Note Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $15.0 million, ceases to be an enforceable and perfected Parity Lien; provided further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;
(B)    except as permitted by the Note Documents, any Parity Lien purported to be granted under any Note Document on Collateral, individually or in the aggregate, having a fair market value in excess of $15.0 million, ceases to be an enforceable and perfected second priority Lien, subject to the Intercreditor Agreement and Permitted Liens provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 45 days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and
(C)    the Company or any other Mortgagor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Mortgagor set forth in or arising under any Note Document establishing Parity Liens.
The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
A Default under clauses (4) or (5) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.
The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default under clauses (1), (2), (3), (6), (10) or (11) and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4), (5) or (9), its status and what action the Company is taking or proposes to take with respect thereto.
SECTION 6.02.    Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Securities by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest and Additional Interest, if any, on all the Securities to be due and payable. Upon such a declaration, such principal, interest and Additional Interest, if any, shall be due and payable immediately. If an Event of Default specified in Section 6.01(7) or (8) with respect to the Company occurs, the principal of and interest and Additional Interest, if any, on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholders. The Holders of a majority in principal amount of the Securities by notice to the Trustee and the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, interest or Additional Interest, if any, that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Notwithstanding the foregoing, if an Event of Default under Section 6.01(6) has occurred and is continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default under Section 6.01(6) has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured, and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration with respect thereto, and (iii) any other existing Events of Default, except nonpayment of principal, premium, interest or Additional Interest, if any, on the Securities that became due solely because of the acceleration of the Securities, have been cured and waived.
SECTION 6.03.    Other Remedies. Subject to the Intercreditor Agreement, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest or Additional Interest, if any, on the Securities or to enforce the performance of any provision of the Securities or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
SECTION 6.04.    Waiver of Past Defaults. The Holders of a majority in principal amount of the Securities by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest or Additional Interest, if any, on a Security, (b) a Default arising from the failure to redeem or purchase any Security when required pursuant to this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Securityholder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
SECTION 6.05.    Control by Majority. The Holders of a majority in principal amount of the Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Securityholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.
SECTION 6.06.    Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any), interest or Additional Interest (if any) when due, no Securityholder may pursue any remedy with respect to this Indenture or the Securities unless:
(1)    the Holder gives to the Trustee written notice stating that an Event of Default is continuing;
(2)    the Holders of at least 25% in principal amount of the Securities make a written request to the Trustee to pursue the remedy;
(3)    such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(5)    the Holders of a majority in principal amount of the Securities do not give the Trustee a direction inconsistent with the request during such 60-day period.
A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder. In the event that the Definitive Securities are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Security (as defined in the Appendix) to issue such Definitive Securities to such beneficial owner of its nominee, the Company expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial holder’s Securities as if such Definitive Securities had been issued.
SECTION 6.07.    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest and Additional Interest, if any, on the Securities held by such Holder, on or after the respective due dates expressed in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08.    Collection Suit by Trustee. Subject to the Intercreditor Agreement, if an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest and Additional Interest, if any, to the extent lawful) and the amounts provided for in Section 7.07.
SECTION 6.09.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Securityholders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.
No provision of this Indenture shall be deemed to authorize the Trustee or Collateral Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee or Collateral Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10.    Priorities. Subject to the Intercreditor Agreement and the Collateral Trust Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:
FIRST:    to the Trustee, the Collateral Trustee and their agents for amounts due under Section 7.07;
SECOND:    to Securityholders for amounts due and unpaid on the Securities for principal, interest and Additional Interest (if any) ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal, interest and Additional Interest (if any), respectively; and
THIRD:    to the Company as provided in a written direction from the Company.
The Trustee may fix a record date and payment date for any payment to Securityholders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Securityholder and the Trustee a notice that states the record date, the payment date and amount to be paid.
SECTION 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Securities.
SECTION 6.12.    Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE 7

Trustee
SECTION 7.01.    Duties of Trustee. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
(c)    Except during the continuance of an Event of Default:
(15)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(16)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
(d)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(4)    this paragraph does not limit the effect of paragraph (b) of this Section;
(5)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(6)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(e)    [Reserved].
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
(g)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(h)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.
SECTION 7.02.    Rights of Trustee. The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.
(c)    The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.
(e)    The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)    The Trustee shall not be deemed to have notice of any Default or Event of Default, except a Default under Sections 6.01(1) or 6.01(2) (but only if the Trustee is also the Paying Agent), unless written notice of any event which is in fact such a Default or Event of Default is received by a Trust Officer at its office described in Section 11.02 herein from the Company or the Holders of 25% in aggregate principal amount of the outstanding Securities, and such notice references the specific Default or Event of Default, the Securities and this Indenture and, in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.
(g)    In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)    The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original, electronic or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Trustee.
(j)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the other Note Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the losses, liabilities and expenses which may be incurred therein or thereby.
(k)    The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee or unless written notice of such fact or matter is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.06.
(l)    Whenever in the administration of this Indenture or the other Note Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officers’ Certificate.
(m)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
(n)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(o)    The Trustee may request that the Company delivers an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the other Note Documents.
(p)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.
(q)    The permissive rights of the Trustee enumerated hereunder shall not be construed as duties.
SECTION 7.03.    Individual Rights of Trustee. The Trustee in its individual or any other capacity (including in its capacity as the Collateral Trustee) may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee or Collateral Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
SECTION 7.04.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Securities, it shall not be accountable for the Company’s use of its proceeds from the Securities, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.
SECTION 7.05.    Notice of Defaults. If a Default occurs, is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall send to each Securityholder notice of the Default within 90 days after it occurs. Notwithstanding the immediately preceding sentence, except in the case of a Default involving the payment of principal of or interest or Additional Interest, if any, on any Security (including payments pursuant to the mandatory redemption provisions of such Security, if any), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is not opposed to the interests of the Securityholders.
SECTION 7.06.    TIA and Listings. As promptly as practicable after each February 15 beginning with February 15, 2017, the Trustee shall mail to each Securityholder a brief report dated as of February 15 that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). During the same time period specified above, the Trustee also shall comply with TIA § 313(b), which section relates to the release or substitution of certain property from the Lien of this Indenture and advances made by the Trustee. The Trustee will also transmit by mail all reports as required by TIA § 313(c).
Within 90 days after the time of the release, or release and substitution of Collateral, the Trustee will deliver to the Securityholders any report that may be required by TIA § 313(b)(1), if and to the extent that the Company is required to comply with such section in accordance with Section 12.06 hereof.
If this Indenture has been qualified under the TIA, a copy of each report at the time of its mailing to Securityholders shall be filed with the SEC and each stock exchange (if any) on which the Securities are listed in accordance with TIA § 313(d). The Company agrees to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof.
SECTION 7.07.    Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee, its officers, directors, employees and agents against any and all loss, liability or expense (including attorneys’ fees) Incurred by any of them in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.
To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest and Additional Interest, if any, on particular Securities.
The Company’s payment obligations pursuant to this Section shall survive the discharge of this Indenture and the resignation and removal of the Trustee hereunder. When the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.
SECTION 7.08.    Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:
(3)    the Trustee fails to comply with Section 7.10;
(4)    the Trustee is adjudged bankrupt or insolvent;
(5)    a receiver or other public officer takes charge of the Trustee or its property; or
(6)    the Trustee otherwise becomes incapable of acting.
If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Securityholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
SECTION 7.09.    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.
SECTION 7.10.    Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
SECTION 7.11.    Preferential Collection of Claims Against Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.
ARTICLE 8

Discharge of Indenture; Defeasance
SECTION 8.01.    Discharge of Liability on Securities; Defeasance.
When (1) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.07) for cancellation, (2) all outstanding Securities have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article 3 hereof or (3) all outstanding Securities not theretofore delivered for cancellation will become due and payable within one year at Stated Maturity or as the result of the giving of a notice of redemption and, in the case of clause (2) or (3), the Company irrevocably deposits with the Trustee as trust funds, cash in U.S. dollars or non-callable U.S. Government Obligation or a combination thereof, in amounts sufficient to pay at maturity or upon redemption all outstanding Securities, including interest and Additional Interest, if any, thereon to maturity or such redemption date (other than Securities replaced pursuant to Section 2.07), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture and the other Note Documents (insofar as related to this Indenture and the Securities) shall, subject to Section 8.01(c), cease to be of further effect. The Trustee and Collateral Trustee shall acknowledge satisfaction and discharge of this Indenture and other Note Documents (insofar as related to this Indenture and the Securities) on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.
(r)    Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (1) all its obligations under the Securities and this Indenture (“legal defeasance option”) or (2) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 and 4.11 and the operation of Sections 6.01(4), 6.01(5) (but only with respect to the Company’s reporting obligations under Section 4.02), 6.01(6), 6.01(7), 6.01(8), 6.01(9), 6.01(10) and 6.01(11) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries and Subsidiary Guarantors) and the limitations contained in Section 5.01(a)(3) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(5) (but only with respect to the Company’s reporting obligations under Section 4.02), 6.01(6), 6.01(7), 6.01(8), 6.01(9), 6.01(10) and 6.01(11) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries and Subsidiary Guarantors) or because of the failure of the Company to comply with Section 5.01(a)(3). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, shall be released from all its obligations with respect to its Subsidiary Guarantee, except to the extent necessary to guarantee any of the Company’s continuing obligations pursuant to Section 8.01(c) hereof.
Upon satisfaction of the conditions set forth herein, and satisfaction of the other covenants or obligations under the other Note Documents (insofar as related to the Securities and this Indenture), and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates and the Collateral shall be released.
(s)    Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08 and in this Article 8 shall survive until the Securities have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.
SECTION 8.02.    Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
(4)    the Company irrevocably deposits in trust with the Trustee cash in U.S. dollars or U.S. Government Obligations or a combination thereof for the payment of principal of and interest and Additional Interest, if any, on the Securities to maturity or redemption, as the case may be;
(5)    the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal, interest and Additional Interest, if any, when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, interest and Additional Interest, if any, when due on all the Securities to maturity or redemption, as the case may be;
(6)    123 days pass after the deposit is made and during the 123-day period no Default specified in Sections 6.01(7) or (8) with respect to the Company occurs which is continuing at the end of the period;
(7)    the deposit does not constitute a default under any other agreement binding on the Company;
(8)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;
(9)    in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that since the Issue Date (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
(10)    in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Securityholders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and
(11)    the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article 8 have been complied with.
Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 3.
SECTION 8.03.    Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest and Additional Interest, if any, on the Securities.
SECTION 8.04.    Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities held by them at any time.
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, interest or Additional Interest, if any, that remains unclaimed for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as general creditors.
SECTION 8.05.    Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, interest and Additional Interest, if any, received on such U.S. Government Obligations.
SECTION 8.06.    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Subsidiary Guarantor’s obligations under this Indenture, the Securities and other Note Documents (insofar as related to this Indenture and the Securities) shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest or Additional Interest, if any, on or principal of any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 9

Amendments
SECTION 9.01.    Without Consent of Holders. The Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee, if applicable, may amend any of this Indenture, the Securities or the other Note Documents without notice to or consent of any Securityholder:
(12)    to cure any ambiguity, omission, defect or inconsistency;
(13)    to comply with Article 5;
(14)    to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code;
(15)    to add or release Guarantees with respect to the Securities, including any Subsidiary Guarantees, in each case in compliance with the Note Documents;
(16)    to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Subsidiary Guarantor;
(17)    to comply with any requirements of the SEC in connection with qualifying this Indenture under the TIA;
(18)    to make any change that does not adversely affect the rights of any Securityholder and any change to conform this Indenture to any terms explicitly described in the “Description of the Notes” section of the Offering Memorandum; provided, however, that any change to this Indenture to conform it to the “Description of the Notes” contained in the Offering Memorandum shall not be deemed to adversely affect the rights of any Securityholder;
(19)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities; provided, however, that (a) compliance with this Indenture as so amended would not result in Securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Securities;
(20)    to make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents;
(21)    to release or subordinate Liens on Collateral in accordance with the Note Documents;
(22)    to comply with the requirements of any securities depository with respect to the Securities;
(23)    with respect to the Note Documents, as provided in the Intercreditor Agreement; or
(24)    to provide for the issuance of Additional Securities in compliance with this Indenture.
In addition, the Intercreditor Agreement and the Collateral Trust Agreement may be amended in accordance with their terms and without the consent of any Holder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms, including to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Indebtedness thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding, in each case to the extent permitted by the Security Documents. The Intercreditor Agreement will also provide that in certain circumstances the Security Documents may be amended automatically without the consent of the Holders, the Trustee or the Collateral Trustee in connection with any amendments to corresponding security documents creating Priority Liens.

After an amendment under this Section becomes effective, the Company shall mail to Securityholders a notice briefly describing such amendment. The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.02.    With Consent of Holders. The Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee may amend this Indenture, the Securities or the other Note Documents with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities), and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding, in each case in addition to any required consent of holders of other Parity Lien Obligations required with respect to any amendment or waiver under any Note Document. However, without the consent of each Securityholder affected thereby, an amendment or waiver may not:
(17)    reduce the amount of Securities whose Holders must consent to an amendment;
(18)    reduce the rate of or extend the time for payment of interest or Additional Interest, if any, on any Security;
(19)    reduce the principal of or extend the Stated Maturity of any Security;
(20)    reduce the amount payable upon the redemption of the Securities or change the time at which any Security may be redeemed as described in Article 3 hereto and paragraph 5 of the Securities;
(21)    make any Security payable in money other than that stated in the Security;
(22)    impair the right of any Holder to receive payment of principal of and interest and Additional Interest, if any, on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities;
(23)    make any changes in the ranking or priority of any Security that would adversely affect the Securityholders;
(24)    make any change in Section 6.04 or 6.07 or the second sentence of this Section; or
(25)    make any change in, or release other than in accordance with the provisions of this Indenture, any Subsidiary Guarantee that would adversely affect the Securityholders.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

In addition, any amendment to, or waiver of, the provisions of the Note Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Securities or subordinating Liens securing the Securities (except as permitted by the terms of the Note Documents) will require the consent of the Holders of at least 66 2/3% in principal amount of the Securities then outstanding.

After an amendment under this Section becomes effective, the Company shall send to Securityholders a notice briefly describing such amendment. The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03.    Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Securities shall comply with the TIA as then in effect.
SECTION 9.04.    Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Securityholder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Securityholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless consent from the Holders of the principal amount of Securities required hereunder for such amendment or waiver to be effective also shall have been given and not revoked within such 120-day period.
SECTION 9.05.    Notation on or Exchange of Securities. If an amendment changes the terms of a Security, the Trustee may require the Securityholder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.
SECTION 9.06.    Trustee To Sign Amendments. The Trustee and Collateral Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Trustee, as applicable. If an amendment adversely affects the rights, duties, liabilities or immunities of the Trustee or Collateral Trustee, the Trustee or the Collateral Trustee, as applicable, may but need not sign it. In signing any amendment the Trustee and the Collateral Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and the other Note Documents.
SECTION 9.07.    Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
ARTICLE 10

Subsidiary Guarantees
SECTION 10.01.    Guarantees. Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder, the Trustee and the Collateral Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest and Additional Interest, if any, on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.
Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee or the Collateral Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Subsidiary Guarantor) under any of the Note Documents or any other agreement or otherwise; (2) any extension or renewal of any Note Document; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of the Note Documents or any other agreement; (4) the release of any security held by any Holder, the Trustee or the Collateral Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder, the Trustee or Collateral Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.
Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.
Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest or Additional Interest, if any, on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest or Additional Interest, if any, on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders, the Trustee or the Collateral Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest and Additional Interest, if any, on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders, the Trustee and the Collateral Trustee.
Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Collateral Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 6 for the purposes of such Subsidiary Guarantor’s Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.
Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) Incurred by the Trustee, the Collateral Trustee or any Holder in enforcing any rights under this Section.
SECTION 10.02.    Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
SECTION 10.03.    Successors and Assigns. This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee, the Collateral Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Collateral Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 10.04.    No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Collateral Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Collateral Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.
SECTION 10.05.    Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 10.06.    Release of Subsidiary Guarantor. A Subsidiary Guarantor will be automatically and unconditionally released from its obligations under this Article 10 (other than any obligation that may have arisen under Section 10.07):
(1)    in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) other than to the Company or a Restricted Subsidiary of the Company, if such transaction as of the time of such disposition complies with Section 4.06 hereof;
(2)    in connection with any sale or other disposition of the Capital Stock of a Subsidiary Guarantor (including by way of merger or consolidation) other than to the Company or a Restricted Subsidiary of the Company, if such transaction at the time of such disposition complies with Section 4.06 hereof and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such transaction;
(3)    if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;
(4)    if the Company effects either its legal defeasance option or its covenant defeasance option in accordance with Section 8.01(b) hereof or if it satisfies and discharges this Indenture in accord with Section 8.01(a) hereof; or
(5)    unless a Default or Event of Default has occurred and is continuing, at such time as such Subsidiary Guarantor ceases to guarantee any other Indebtedness of the Company or any other Subsidiary Guarantor under a Credit Facility.
At the request of the Company, the Trustee and the Collateral Trustee, as applicable, shall execute and deliver such instrument reasonably requested by the Company or such Subsidiary Guarantor evidencing such release.
SECTION 10.07.    Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
ARTICLE 11

Miscellaneous
SECTION 11.01.    Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.
SECTION 11.02.    Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:
if to the Company or any Subsidiary Guarantor:
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Attention of Chief Financial Officer
if to the Trustee or Collateral Trustee:
Wilmington Trust, National Association
Global Capital Markets
15950 N. Dallas Parkway, Suite 550
Dallas, TX 75248
Attention: PetroQuest Energy Secured Notes Administrator

The Company, any Subsidiary Guarantor, the Trustee or the Collateral Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Securityholder shall be mailed to the Securityholder at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Notwithstanding any provision of this Indenture to the contrary, so long as the Securities are evidenced by Global Securities, any notice to the Securityholders shall be sufficient if given in accordance with the applicable procedures of the Depository within the time prescribed.
Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
Any notice or communication to the Company or any Subsidiary Guarantors shall be deemed given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Collateral Trustee shall only be deemed delivered upon receipt.
If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or Collateral Trustee shall be effective only upon receipt.
Notwithstanding any other provision of this Indenture or the Securities, where this Indenture or any Security provides for notice of any event (including any notice of redemption or purchase) to a Securityholder of a global note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository.
SECTION 11.03.    Communication by Holders with Other Holders. Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Company, any Subsidiary Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
SECTION 11.04.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
(7)    an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(8)    an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION 11.05.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and shall include:
(6)    a statement that the individual making such certificate or opinion has read such covenant or condition;
(7)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(8)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(9)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
SECTION 11.06.    When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.
SECTION 11.07.    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Securityholders. The Registrar and the Paying Agent may make reasonable rules for their functions.
SECTION 11.08.    Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest or Additional Interest, if any, shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
SECTION 11.09.    Governing Law. This Indenture and the Securities shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 11.10.    Force Majeure. Neither the Trustee nor the Collateral Trustee shall Incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility); it being understood that the Trustee and the Collateral Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
SECTION 11.11.    Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES, THE GUARANTEES, THE GUARANTY AGREEMENTS, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 11.12.    No Recourse Against Others. A director, officer, employee, incorporator or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Securities or this Indenture or of such Subsidiary Guarantor under its Subsidiary Guarantee, this Indenture or any other Note Document or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Security, each Securityholder shall waive and release all such claims and liability. The waiver and release shall be part of the consideration for the issue of the Securities.
SECTION 11.13.    Successors. All agreements of the Company in this Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 11.14.    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.
SECTION 11.15.    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 11.16.    Severability. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
ARTICLE 12

Collateral and Security
SECTION 12.01.    Security Interest. The due and punctual payment of the Obligations on the Securities and the Obligations of the Subsidiary Guarantors under the Subsidiary Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and Additional Interest (if any) and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), on the Securities, the Subsidiary Guarantees and performance and payment of all other obligations of the Company and the Subsidiary Guarantors to the Holders or the Trustee and/or the Collateral Trustee under the Note Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), are secured as provided in the Security Documents. The Company and each of the Subsidiary Guarantors consent and agree to be bound by the terms of the Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Company and the Subsidiary Guarantors hereby agree that the Collateral Trustee shall hold the Collateral on behalf of and for the benefit of all of the Holders and the other holders of Parity Lien Obligations.
(a)    Each Holder of Securities, by its acceptance thereof and of the Guarantees and Guaranty Agreements, consents and agrees to the terms of the Intercreditor Agreement, the Collateral Trust Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Security Documents) as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and appoints Wilmington Trust, National Association as the Trustee and as the Collateral Trustee. The Trustee hereby authorizes and appoints Wilmington Trust, National Association as Collateral Trustee, and each Holder of Securities and the Trustee direct the Collateral Trustee to enter into the Security Documents (including any amendments thereto contemplated by Section 7.1 of the Collateral Trust Agreement and any security documents to secure additional Parity Lien Debt in accordance with Section 5.3 of the Collateral Trust Agreement, all as more particularly described in the Collateral Trust Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof, including, the limitations on duties of the Collateral Trustee provided in Section 5.12 of the Collateral Trust Agreement. The Trustee, the Collateral Trustee and each Holder of Securities, by accepting the Securities and the Subsidiary Guarantees of the Subsidiary Guarantors, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held, subject to the Intercreditor Agreement, for the benefit of all the holders of Parity Lien Obligations, the Collateral Trustee and the Trustee, and the Lien of this Indenture and the Security Documents is subject to and qualified and limited in all respects by the Intercreditor Agreement, the Collateral Trust Agreement, the Security Documents and actions that may be taken thereunder.
SECTION 12.02.    Post-Issue Date Collateral Requirements. Except as otherwise provided in the Intercreditor Agreement, within 60 days of the Issue Date, the Company shall, or shall cause the applicable Subsidiary Guarantor to, (i) execute and deliver to the Collateral Trustee, as mortgagee or beneficiary, as applicable, such Mortgages, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected second-priority Lien (subject to the Intercreditor Agreement and Permitted Collateral Liens), against the Oil and Gas Properties and substantially all other assets of the Company and the Subsidiary Guarantors (other than Excluded Property) that are subject to Liens securing the Priority Lien Obligations on the Issue Date and (ii) on the date that each such Mortgage is so filed or recorded, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties and such other assets are located to execute and deliver to the Collateral Trustee a favorable Opinion of Counsel with respect thereto in form reasonably satisfactory to the Collateral Trustee.
(b)    Any Security Documents entered into after the Issue Date shall be substantially in the form of the corresponding security document securing the Priority Liens Obligations, or to the extent there is no such corresponding security document, the corresponding security documents securing the Priority Lien Obligations in place on the Issue Date, in each case, with such changes as are reasonably necessary to reflect the terms of the Intercreditor Agreement and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Trustee pursuant to an Officers’ Certificate of the Company.

SECTION 12.03.    Further Assurances; Liens on Additional Property. The Company and the Subsidiary Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets constituting Collateral (subject to the Intercreditor Agreement and Permitted Collateral Liens) that are acquired or otherwise become, or are required by any Parity Lien Document to become, Collateral after the Issue Date), in each case, as contemplated by, and, with the Lien priority required under, the Parity Lien Documents, and in connection with any merger, consolidation or sale of assets of the Company or any Subsidiary Guarantor, the property and assets of the Person which is consolidated or merged with or into the Company or any Subsidiary Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or such Subsidiary Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Security Documents.
(b)    Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, each of the Company and each of the Subsidiary Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations; provided, that no such Security Document, instrument or other document shall be materially more burdensome upon the Company and the Subsidiary Guarantors than the Parity Lien Documents executed and delivered (or required to be executed and delivered promptly after the Issue Date, including pursuant to Section 12.02) by the Company and the Subsidiary Guarantors in connection with the issuance of the Securities on or about the Issue Date.
(c)    Notwithstanding anything to the contrary in this Indenture or the Security Documents, and subject to the Intercreditor Agreement, the Company and the Subsidiary Guarantors shall not be required to take any action to perfect a security interest in any Collateral other than (i) to file financing or continuation statements under the Uniform Commercial Code (or similar laws) in effect in any jurisdiction with respect to the security interests created under the Security Documents, (ii) transferring Collateral to the Collateral Trustee’s possession (if the security interest in such Collateral can only be perfected by possession) and (iii) recordings and filings of Mortgages and corresponding fixture filings as may be necessary to create a valid Lien, as described in Section 12.02(a).
(d)    In addition, from and after the Issue Date, if the Company or any Subsidiary Guarantor acquires any property or asset that constitutes collateral for the Priority Lien Debt or Junior Lien Debt, and any Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Company shall, or shall cause the applicable Subsidiary Guarantor to, promptly (but not in any event no later than the date that is 20 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate security documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a valid and enforceable perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Collateral Liens) on such Collateral or take such other actions in favor of the Collateral Trustee, for the benefit of the Securityholders and holders of any other Parity Lien Obligations, as shall be reasonably necessary to grant a valid and enforceable perfected second-priority Lien on such Collateral to the Collateral Trustee, for the benefit of the Holders and holders of any other Parity Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement and the other Note Documents, if the Company or any Subsidiary Guarantor creates any additional Lien upon any assets or property that is required to become Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt or the holders of Junior Lien Debt, after the Issue Date, the Company or such Subsidiary Guarantor, as applicable, shall, to the extent permitted by applicable law, within 20 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Collateral Liens) upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to the Priority Lien Representative or Junior Lien Agent, as applicable, in each case as security for the Notes Obligations. Notwithstanding the foregoing or anything in the Note Documents to the contrary, (A) to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Agent, or of agents or bailees of the Priority Lien Agent, the perfection actions and related deliverables described in this Section 12.03(d) shall not be required, (B) neither the Company nor any Subsidiary Guarantor will be required to grant a security interest in, and the Collateral shall not include, any collateral securing Priority Lien Obligations that is or may be provided to issuers of letters of credit pursuant to the Priority Lien Documents rather than generally to the holders of Priority Lien Obligations or to the Priority Lien Agent for the benefit of the holders of Priority Lien Obligations as a whole.
(e)    The Company will deliver to the Trustee semi-annually on or before April 1 and October 1 in each calendar year, beginning October 1, 2016, an Officers’ Certificate certifying that, as of the date of such certificate, the Collateral includes Oil and Gas Properties that include not less than 80% of the total discounted present value of Proved Reserves attributable to the Oil and Gas Properties of the Company and its Restricted Subsidiaries, as evaluated in the most recent Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production since the date of such Reserve Report (the “minimum mortgage requirement”).  In the event that the Collateral does not represent at least 80% of such value, then the Company shall, or shall cause the applicable Subsidiary Guarantor to, within sixty (60) days of delivery of the certificate required under this Section 12.03(e), execute and deliver to the Collateral Trustee: (i) such executed Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, as may be necessary to cause the minimum mortgage requirement to be satisfied, (ii) satisfactory evidence of the completion of all recordings and filings of such Mortgages, amendments or supplements in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) and (iii) local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Trustee has a valid and perfected second-priority Lien (subject to the Intercreditor Agreement and to Permitted Collateral Liens) with respect to the real property that is subject to the applicable Mortgage; provided that, (x) to the extent corresponding mortgages securing the Priority Lien Obligations are being delivered and (y) Mortgages have previously been recorded in the public records of the state applicable to such additional Mortgages or amendments or supplements to prior Mortgages, no such opinion shall be required unless a corresponding opinion will be delivered to the Priority Lien Agent.
(f)    The Company will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents.
(g)    The Company will cause to be delivered to the Collateral Trustee an Opinion of Counsel to the effect that the Collateral Trustee has a valid and perfected Lien with respect to each real property subject to a Mortgage only in the circumstances required by the Collateral Trust Agreement.
(h)    In acting hereunder and under the other Note Documents, the Holders, the Company and the Subsidiary Guarantors agree that the Collateral Trustee shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee hereunder as if such were provided to the Collateral Trustee.
SECTION 12.04.    Intercreditor Agreement. This Article 12 and the provisions of each Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder of Securities, by its acceptance of the Securities (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Trustee on behalf of each Holder to enter into the Intercreditor Agreement as Original Second Lien Collateral Trustee (as defined in the Intercreditor Agreement) on behalf of such Holders as Second Lien Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder authorizes and instructs the Collateral Trustee to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding, in each case, where the Incurrence of such secured Indebtedness is permitted by this Indenture. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Credit Agreement to extend credit to the Company and certain of the Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
SECTION 12.05.    Collateral Trust Agreement. This Article 12 and the provisions of each Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement. The Company and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement and to perform its obligations thereunder in accordance with the terms therewith. Each Holder of Securities, by its acceptance of the Securities (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement, (b) authorizes and instructs the Collateral Trustee on behalf of the Holders and each other holder of Parity Lien Obligations to enter into the Collateral Trust Agreement as Collateral Trustee on behalf of the Holders and the other holders of Parity Lien Obligations and (c) authorizes and instructs the Trustee on behalf of the Holders to enter into the Collateral Trust Agreement as Trustee on behalf of the Holders and perform its obligations thereunder as the Parity Lien Debt Representative for the Holders.
SECTION 12.06.    Release of Liens in Respect of Securities. The Collateral Trustee’s Parity Liens upon the Collateral will no longer secure the Securities outstanding under this Indenture or any other Notes Obligations, and the right of the Holders to the benefits and proceeds of the Collateral Trustee’s Parity Liens on the Collateral will terminate and be discharged:
(a)    upon satisfaction and discharge of this Indenture in accordance with Section 8.01(a) hereof;
(b)    upon legal defeasance or covenant defeasance in accordance with Section 8.01(b) hereof;
(c)    upon payment in full in cash and discharge of all Securities outstanding under this Indenture and all other Notes Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Securities are paid in full in cash and discharged;
(d)    as to any Collateral of the Company or a Subsidiary Guarantor that is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with Section 4.06 (other than the obligation to apply Net Available Cash as provided in such section) and is permitted by all of the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01;
(e)    in whole or in part, with the consent of the Holders of the requisite percentage of aggregate principal amount of Securities in accordance with Section 9.02 hereof;
(f)    with respect to the assets of any Subsidiary Guarantor, at the time that such Subsidiary Guarantor is released from its Subsidiary Guarantee in accordance with Section 10.06; or
(g)    if and to the extent required by the Collateral Trust Agreement or Section 4.01 of the Intercreditor Agreement.
Upon receipt of an Officers’ Certificate and Opinion of Counsel, the Collateral Trustee shall execute, deliver or acknowledge any instruments of termination, satisfaction or release prepared by the Company of any Collateral permitted to be released pursuant to this Section 12.06.

The release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents. To the extent permitted under the TIA and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, the fair value of Collateral released from the Liens and security interest created by this Indenture and the Security Documents pursuant to the terms of the Security Documents shall not be considered in determining whether the aggregate fair value of the Collateral released from the Liens and security interest created by this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in TIA § 314(d)(1). Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

SECTION 12.07.    Collateral Trustee. The Collateral Trustee will hold (directly or through co-trustees or agents) and, subject to the terms of the Intercreditor Agreement, will be entitled to enforce all Liens on the Collateral created by the Security Documents.
(a)    Except as provided in the Collateral Trust Agreement or as directed by an Act of Parity Lien Debtholders in accordance with the Collateral Trust Agreement, the Collateral Trustee will not be obligated:
(1)    to act upon directions purported to be delivered to it by any Person;
(2)    to foreclose upon or otherwise enforce any Lien; or
(3)    to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.
(b)    By accepting a Security, each Holder is deemed to authorize the Collateral Trustee to release or subordinate any Collateral that is permitted to be sold, reclassified or released or be subject to a Priority Lien pursuant to the terms of this Indenture and the Security Documents. By accepting a Security, each Holder is deemed to authorize the Collateral Trustee to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Company in connection with any sale, reclassification or other disposition of Collateral to the extent such sale, reclassification or other disposition, and such release of Liens, is permitted by the terms of this Indenture and the Security Documents.
(c)    Neither the Trustee nor the Collateral Trustee nor any of their respective officers, directors, employees, attorneys or agents shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under the Security Documents or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral. The actions described in clauses (i) through (iii) shall be the sole responsibility of the Company and the Subsidiary Guarantors.
(d)    Neither the Trustee nor the Collateral Trustee nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness, or sufficiency of the Collateral Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, including without limitation not being responsible for payment of any Taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Collateral Documents or any delay in doing so. Neither the Trustee nor the Collateral Trustee nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the Collateral Trustee’s Lien in the Collateral, including without limitation, the filing of any UCC financing statements, continuation statements, Mortgages or any other filings.
(e)    The Company shall furnish to the Trustee, at such time as required by the TIA, such Opinions of Counsel and certificates or opinions of engineers, appraisers or other experts as may be required by Section 314(b) or 314(d) of the TIA and shall take such other action as may be necessary to cause TIA Section 314(d) relating to the release of Property from the security interests created by this Indenture and the Security Documents to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee and the Collateral Trustee shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.
(f)    The Collateral Trustee shall be entitled to all of the rights, privileges and immunities granted to the Trustee in Article 7 hereof, including without limitation, the right to compensation and indemnity set forth in Section 7.07.
[Signature Page Follows]
(g)
IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

PETROQUEST ENERGY, INC.,
By
/s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief Financial Officer and Treasurer

SUBSIDIARY GUARANTORS:

PETROQUEST ENERGY, L.L.C.,
By
/s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief Financial Officer and Treasurer

TDC ENERGY LLC,
By
/s/ J. Bond Clement
Name: J. Bond Clement
Title: Executive Vice President, Chief Financial Officer and Treasurer

TRUSTEE AND COLLATERAL TRUSTEE: WILMINGTON TRUST, NATIONAL ASSOCIATION,
By
/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

PROVISIONS RELATING TO INITIAL SECURITIES AND EXCHANGE SECURITIES
1. Definitions
1.1  Definitions
Capitalized terms used in this Appendix and not otherwise defined shall have the meanings provided in the Indenture. For the purposes of this Appendix and the Indenture as a whole, the following terms shall have the meanings indicated below:
“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Security or beneficial interest therein, the rules and procedures of the Depository for such Global Security, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.
“Definitive Security” means a certificated Initial Security (bearing the Restricted Securities Legend if the transfer of such Security is restricted by applicable law) or an Exchange Security that does not include the Global Securities Legend.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Exchange Securities” means (a) the Company’s 10% Second Lien Secured Senior Notes due February 15, 2021 issued under the Indenture in connection with a Registered Exchange Offer pursuant to the Registration Rights Agreement and (b) Additional Securities, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.
“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.
“Global Securities” has the meaning set forth in Section 2.1(b) hereof.
“Global Securities Legend” means the legend set forth under that caption in Exhibit A to the Indenture.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Registered Exchange Offer” means an offer by the Company, pursuant to the Registration Rights Agreement, to certain Holders of Initial Securities (or Additional Securities), to issue and deliver to such Holders, in exchange for their Initial Securities (or Additional Securities), a like aggregate principal amount of Exchange Securities registered under the Securities Act.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the other parties named therein, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Securities, one or more similar agreements among the Company, the Subsidiary Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to purchasers of Additional Securities to register such Additional Securities under the Securities Act.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Securities” means all Initial Securities offered and sold outside the United States in reliance on Regulation S.
“Restricted Period”, with respect to any Securities, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Securities are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date with respect to such Securities.
“Restricted Securities Legend” means the legend set forth in Section 2.3(e)(i) herein.
“Rule 144A” means Rule 144A under the Securities Act.
“Rule 144A Securities” means all Initial Securities offered and sold to QIBs in reliance on Section 4(a)(2) of the Securities Act.
“Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depository) or any successor Person thereto and shall initially be the Trustee.
“Shelf Registration Statement” means a shelf registration statement filed by the Company in connection with the offer and sale of Initial Securities pursuant to the Registration Rights Agreement.
“Transfer Restricted Securities” means Definitive Securities and any other Securities that bear or are required to bear the Restricted Securities Legend.
1.2  Other Definitions
Term:    Defined in Section:
“Agent Members”    2.1(c)
“Global Security”    2.1(b)
“Regulation S Global Security”    2.1(b)
“Rule 144A Global Security”    2.1(b)
2. The Securities
2.1 Form and Dating
(a)  The Initial Securities issued on the date hereof shall be offered by the Company pursuant to the Offering Memorandum only to (1) QIBs in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and (2) non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act. Such Initial Securities may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Securities offered after the date hereof may be offered and sold by the Company from time to time in accordance with applicable law.
(b)  Global Securities. Rule 144A Securities shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the “Rule 144A Global Security”) and Regulation S Securities shall be issued initially in the form of one or more global Securities (collectively, the “Regulation S Global Security”), in each case without interest coupons and bearing the Global Securities Legend and Restricted Securities Legend, which shall be deposited on behalf of the purchasers of the Securities represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. Beneficial ownership interests in the Regulation S Global Security shall not be exchangeable for interests in the Rule 144A Global Security or any other Security without a Restricted Securities Legend until the expiration of the Restricted Period. The Rule 144A Global Security and the Regulation S Global Security and any Exchange Security in global form issued in exchange therefor are each referred to herein as a “Global Security” and are collectively referred to herein as “Global Securities”. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee and on the schedules thereto as hereinafter provided.
(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Security deposited with or on behalf of the Depository.
The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Company signed by two Officers, authenticate and deliver initially one or more Global Securities that (i) shall be registered in the name of the Depository for such Global Security or Global Securities or the nominee of such Depository and (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Securities Custodian.
Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Security held on their behalf by the Depository or by the Trustee as Securities Custodian or under such Global Security, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.
(d) Definitive Securities. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of certificated Securities.
2.2  Authentication. The Trustee shall authenticate and deliver (a) on the Issue Date, an aggregate principal amount of $144,674,000 of 10% Second Lien Secured Senior Notes due February 15, 2021, (b) subject to the terms of the Indenture (including Section 4.03 hereof), any Additional Securities for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture and (c) the Exchange Securities for issue only in a Registered Exchange Offer pursuant to the Registration Rights Agreement and for a like principal amount of Initial Securities exchanged pursuant thereto, in each case upon a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such order shall specify the amount of the Securities to be authenticated, the date on which the original issue of Securities is to be authenticated and whether the Securities are to be Initial Securities, Additional Securities or Exchange Securities and, in the case of any issuance of Additional Securities pursuant to Section 2.13 of the Indenture, shall certify that such issuance is in compliance with Section 4.03 of the Indenture.
2.3  Transfer and Exchange. (a)  Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request:
(i)  to register the transfer of such Definitive Securities; or
(ii)  to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:
(1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and
(2)  in the case of Transfer Restricted Securities, are accompanied by the following additional information and documents, as applicable:
(A)  if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Security); or
(B)  if such Definitive Securities are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Initial Security); or
(C)  if such Definitive Securities are being transferred pursuant to an exemption from registration in reliance upon an exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Security) and (y) if the Company or Registrar so requests, an opinion of counsel or other evidence reasonably satisfactory to them as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).
(b)  Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar of a Definitive Security, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:
(i) certification (in the form set forth on the reverse side of the Initial Security) that such Definitive Security is being transferred (1) to the Company, (2) to the Registrar for registration in the name of a Holder, without transfer, (3) pursuant to an effective registration statement under the Securities Act, (4) to a QIB in accordance with Rule 144A, (5) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (6) pursuant to another available exemption from registration provided by Rule 144 under the Securities Act; and
(ii) written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Security to reflect an increase in the aggregate principal amount of the Securities represented by the Global Security, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Securities represented by the Global Security to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Definitive Security so canceled. If no Global Securities are then outstanding and the Global Security has not been previously exchanged for certificated Securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Security in the appropriate principal amount.
(c)  Transfer and Exchange of Global Securities. (i)  The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Security shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in such Global Security. The Registrar shall in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the applicable Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Security to a transferee who takes delivery of such interest through the Regulation S Global Security, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Securities from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.
(ii)  If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.
(iii)  Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
(iv)  In the event that a Global Security is exchanged for Definitive Securities pursuant to Section 2.4 of this Appendix prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Securities, such Securities may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Securities intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
(d) Restrictions on Transfer of Regulation S Global Security. (i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Security may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Security may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Company, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Security to a transferee who takes delivery of such interest through the Rule 144A Global Security shall be made only in accordance with Applicable Procedures and upon receipt by the Registrar of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Security to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.
(ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Security shall be transferable in accordance with applicable law and the other terms of the Indenture.
(e)  Legend
(i)  Except as permitted by the following paragraphs (ii), (iii) or (iv), each Security certificate evidencing the Global Securities and the Definitive Securities (and all Securities issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”
Each Definitive Security shall bear the following additional legend:
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
(ii)  Upon any sale or transfer of a Transfer Restricted Security that is a Definitive Security, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Security for a Definitive Security that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Security if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Security).
(iii)  After a transfer of any Initial Securities during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Security, all requirements pertaining to the Restricted Securities Legend on such Initial Securities shall cease to apply and the requirements that any such Securities be issued in global form shall continue to apply.
(iv)  Upon the consummation of a Registered Exchange Offer with respect to the Initial Securities (or Additional Securities) pursuant to which Holders of such Initial or Additional Securities are offered Exchange Securities in exchange for their Initial or Additional Securities, all requirements pertaining to Initial or Additional Securities that Initial or Additional Securities be issued in global form shall continue to apply, and such Exchange Securities in global form without the Restricted Securities Legend shall be available to Holders that exchange such Initial or Additional Securities in such Registered Exchange Offer.
(v)  Upon a sale or transfer after the expiration of the Restricted Period of any Initial Security acquired pursuant to Regulation S, all requirements that such Initial Security bear the Restricted Securities Legend shall cease to apply and the requirements requiring any such Initial Security be issued in global form shall continue to apply.
(vi)  Any Additional Securities sold in a registered offering shall not be required to bear the Restricted Securities Legend.
(f) Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, redeemed, purchased or cancelled, such Global Security shall be returned to the Depository for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, purchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction, and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security will be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.
(g)  Obligations with Respect to Transfers and Exchanges of Securities
(i)  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Securities and Global Securities at the Registrar’s request.
(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.07, 3.06, 4.06, 4.08 and 9.05 of the Indenture).
(iii) Prior to the due presentation for registration of transfer of any Security, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest and Additional Interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(iv)  All Securities issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Securities surrendered upon such transfer or exchange.
(h) No Obligation of the Trustee
(i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
(ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depository participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4  Definitive Securities. (a)  A Global Security deposited with the Depository or with the Trustee as Securities Custodian for the Depository pursuant to Section 2.1 or issued in connection with a Registered Exchange Offer shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Security and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, and, in either case, a successor depository is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Securities under the Indenture.
(b)  Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal corporate trust office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any portion of a Global Security transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $1,000 principal amount and any integral multiple thereof and registered in such names as the Depository shall direct. Any certificated Security in the form of a Definitive Security delivered in exchange for an interest in the Global Security shall, except as otherwise provided by Section 2.3(e) hereof, bear the Restricted Securities Legend.
(c)  Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Security shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Securities.
(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons. In the event that such Definitive Securities are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 or 6.07 of the Indenture, the right of any beneficial owner of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial owner’s Securities as if such Definitive Securities had been issued.

[FORM OF FACE OF INITIAL SECURITY]
[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[[FOR REGULATION S GLOBAL SECURITY ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]
[Restricted Securities Legend]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A SECURITIES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
Each Definitive Security shall bear the following additional legend:
IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

No.                 $
CUSIP No.
ISIN
10% Second Lien Secured Senior Notes Due February 15, 2021
PetroQuest Energy, Inc., a Delaware corporation, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of          Dollars [as may be increased or decreased as set forth on the attached Schedule of Increases or Decreases in Global Security] on February 15, 2021.
Interest Payment Dates: February 15 and August 15.
Record Dates: February 1 and August 1.
Additional provisions of this Security are set forth on the other side of this Security.
Dated:

PETROQUEST ENERGY, INC.,
By

Name:
Title:

By

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By

Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL SECURITY]
10% Second Lien Secured Senior Notes Due February 15, 2021
1.    Interest
PetroQuest Energy, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) promises to pay interest on the principal amount of this Security at the rate per annum shown above; provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest (“Additional Interest”) shall accrue on this Security at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until and including the date such Registration Default ends, up to a maximum increase of 1.0% per annum. The Company shall pay interest semiannually on February 15 and August 15 of each year, commencing August 15, 2016. Interest on the Securities shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 17, 2016. Interest will be computed on the basis of a 360-day year of twelve 30‑day months. The Company shall pay interest on overdue principal at the rate borne by this Security plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
2.    Method of Payment
The Company shall pay interest and Additional Interest, if any, on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the February 1 or August 1 (whether or not a Legal Holiday) next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal, interest and Additional Interest, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest or Additional Interest, if any, shall accrue for the intervening period. Payments in respect of the Securities represented by a Global Security (including principal, premium, interest and Additional Interest, if any) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of a certificated Security (including principal, premium, interest and Additional Interest, if any) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.    Paying Agent and Registrar
Initially, Wilmington Trust, National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4.    Indenture
The Company originally issued the Securities under the Indenture dated as of February 17, 2016 (the “Indenture”), among the Company, the Subsidiary Guarantors named therein and the Trustee and Collateral Trustee. The terms of the Securities include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. To the extent any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture shall govern and be controlling. The Securities are subject to all such terms, and Securityholders are referred to the Indenture. The Securities are entitled to the benefits of the Security Documents, subject to the terms of the Note Documents, including the Intercreditor Agreement. The Company is entitled to issue Additional Securities under, and in compliance with, the Indenture.
The Securities issued on the Issue Date, any Additional Securities and any Exchange Securities issued in exchange therefor will be treated as a single class for all purposes under the Indenture.
The Indenture contains covenants that limit the ability of the Company and its subsidiaries to Incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications.
5.    Redemption
Except as set forth below, the Company shall not be entitled to redeem the Securities at its option.
On and after February 15, 2018, the Company shall be entitled at its option to redeem all or a portion of the Securities upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest and Additional Interest, if any, to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date), if redeemed during the 12‑month period commencing on February 15 of the years set forth below:

Period	Redemption Price

2018	105.000%
2019	102.500%
2020 and thereafter	100.000%

Prior to February 15, 2018, the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the original aggregate principal amount of the Securities (which includes Additional Securities, if any) at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued and unpaid interest and Additional Interest, if any, to but not including the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of such original aggregate principal amount of Securities (which includes Additional Securities, if any) remains outstanding immediately after the occurrence of each such redemption (other than Securities held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 120 days after the date of the related Equity Offering.
In addition, prior to February 15, 2018, the Company shall be entitled at its option to redeem the Securities (which includes Additional Securities, if any), in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date).
6.    Notice of Redemption
Notice of redemption pursuant to paragraph 5(a) will be sent at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at such Holder’s registered address. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest and Additional Interest, if any, on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest and Additional Interest, if any, ceases to accrue on such Securities (or such portions thereof) called for redemption.
7.    Put Provisions
Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued interest and Additional Interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
8.    Guarantees
The payment by the Company of the principal of, and premium, interest and Additional Interest, if any, on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.
9.    Denominations; Transfer; Exchange
The Securities are in registered form without coupons in minimum denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.
10.    Security Documents; Intercreditor Agreement
Each Securityholder, by accepting a Security, shall be deemed to have agreed to and accepted the terms and conditions of the Security Documents and the Intercreditor Agreement and the performance by the Trustee and the Collateral Trustee of their respective obligations and the exercise of their respective rights thereunder and in connection therewith.
11.    Persons Deemed Owners
The registered Holder of this Security may be treated as the owner of it for all purposes.
12.    Unclaimed Money
If money for the payment of principal, interest or Additional Interest, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13.    Discharge and Defeasance
Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture and to the release of liens on the Collateral if the Company deposits with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof for the payment of principal, interest and Additional Interest, if any, on the Securities to redemption or maturity, as the case may be.
14.    Amendment; Waiver
The provisions governing amendment, supplementation and waiver of any provision of the Indenture are included in the Indenture. Subject to certain exceptions set forth in the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee, if any, may amend the Indenture, the Securities or the other Note Documents with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding, in each case in addition to any required consent of holders of other Parity Lien Obligations required with respect to any amendment or waiver under any Note Document.
Subject to certain exceptions set forth in the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee, if applicable, may amend any of the Indenture, the Securities or the other Note Documents without notice to or consent of any Securityholder to, among other things, (a) cure any ambiguity, omission, defect or inconsistency, (b) to add or release Guarantees with respect to the Securities, including any Subsidiary Guarantees, in each case in compliance with the Note Documents, (c) comply with any requirements of the SEC in connection with qualifying the Indenture under the Act, (d) make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents and (e) to release or subordinate Liens on Collateral in accordance with the Note Documents.
In addition, the Intercreditor Agreement and the Collateral Trust Agreement may be amended in accordance with their terms and without the consent of any Securityholder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms to, among other things, add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Indebtedness thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding, in each case to the extent permitted by the Security Documents. The Intercreditor Agreement also provides that in certain circumstances the Security Documents may be amended automatically without the consent of the Securityholders, the Trustee or the Collateral Trustee in connection with any amendments to corresponding security documents creating Priority Liens.
15.    Defaults and Remedies
The Events of Default relating to the Securities are set forth in the Indenture. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.
Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal, interest or Additional Interest, if any) if it determines that withholding notice is in the interest of the Holders.
16.    Trustee Dealings with the Company
Subject to certain limitations imposed by the Act, each of the Trustee and the Collateral Trustee under the Indenture, in its individual or any other capacity (including its capacity as Collateral Trustee under the Indenture), may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee or Collateral Trustee, as the case may be.
17.    No Recourse Against Others
A director, officer, employee, incorporator or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Securities, the Subsidiary Guarantees, the Indenture or any other Note Document or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such claims and liability. The waiver and release are part of the consideration for the issue of the Securities.
18.    Authentication
This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
19.    Abbreviations
Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.    CUSIP Numbers
The Company has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use such numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.    Governing Law
THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road
Suite 6000
Lafayette, Louisiana 70508
Attention: Corporate Secretary
22.     Holders’ Compliance with Registration Rights Agreement
Each Holder of this Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                           agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase)	Signature of authorized officer of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Security purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, check the box: ☐
If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Include the following only if the Restricted Securities Legend is included hereon]
In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to one year (or such shorter period as is prescribed by Rule 144 under the Securities Act as then in effect or any successor rule without any volume or manner of sale restrictions or compliance by the Company with any current public information requirements thereunder) after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Securities, prior to the expiration of the Restricted Period), the undersigned confirms that such Securities are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company, the Subsidiary Guarantors or any Subsidiary thereof; or
(2)	☐	pursuant to a registration statement that has been declared effective under the Securities Act of 1933; or

(3)	☐
for so long as the Securities are eligible for resale pursuant to Rule 144A, to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐
pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to another exemption from registration under the Securities Act of 1933 (other than Regulation S under the Securities Act of 1933).
Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (5) is checked, the Company and the Trustee shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as each of the Company and the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

 _____________________
Signature

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Subsidiary Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _____	____________________________________
Notice: To be executed by an executive officer

[FORM OF FACE OF EXCHANGE SECURITY]
[Global Securities Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.                 $
CUSIP No. ________
ISIN ____________
10% Second Lien Secured Senior Notes Due February 15, 2021
PetroQuest Energy, Inc., a Delaware corporation, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of          Dollars [as may be increased or decreased as set forth on the attached Schedule of Increases or Decreases in Global Security] on February 15, 2021.
Interest Payment Dates: February 15 and August 15.
Record Dates: February 1 and August 1.
Additional provisions of this Security are set forth on the other side of this Security.
Dated:

PETROQUEST ENERGY, INC.,
By

Name:
Title:

By

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By

Authorized Signatory
[FORM OF REVERSE SIDE OF EXCHANGE SECURITY]
10% Second Lien Secured Senior Notes Due February 15, 2021
1.    Interest
PetroQuest Energy, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company shall pay interest semiannually on February 15 and August 15 of each year, commencing August 15, 2016. Interest on the Securities shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 17, 2016. Interest will be computed on the basis of a 360-day year of twelve 30‑day months. The Company shall pay interest on overdue principal at the rate borne by this Security plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.
2.    Method of Payment
The Company shall pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the February 1 or August 1 (whether or not a Legal Holiday) next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest or Additional Interest, if any, shall accrue for the intervening period. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.    Paying Agent and Registrar
Initially, Wilmington Trust, National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.    Indenture
The Company originally issued the Securities under a Indenture dated as of February 17, 2016 (the “Indenture”), among the Company, the Subsidiary Guarantors named therein and the Trustee and Collateral Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”) as in effect on the date of the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of any Security conflicts with the express provisions of the Indenture, the provisions of this Indenture shall govern and be controlling. The Securities are entitled to the benefits of the Security Documents, subject to the terms of the Note Documents, including the Intercreditor Agreement. The Company is entitled to issue Additional Securities under, and in compliance with, the Indenture.
The Securities issued on the Issue Date , any Additional Securities and any Exchange Securities issued in exchange therefor will be treated as a single class for all purposes under the Indenture.
The Indenture contains covenants that limit the ability of the Company and its subsidiaries to Incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications.
5.    Redemption
Except as set forth below, the Company shall not be entitled to redeem the Securities at its option.
On and after February 15, 2018, the Company shall be entitled at its option to redeem all or a portion of the Securities upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12‑month period commencing on February 15 of the years set forth below:

Period	Redemption Price

2018	105.000%
2019	102.500%
2020 and thereafter	100.000%

Prior to February 15, 2018, the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the original aggregate principal amount of the Securities (which includes Additional Securities, if any) at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued and unpaid interest to but not including the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of such original aggregate principal amount of Securities (which includes Additional Securities, if any) remains outstanding immediately after the occurrence of each such redemption (other than Securities held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 120 days after the date of the related Equity Offering.
In addition, prior to February 15, 2018, the Company shall be entitled at its option to redeem the Securities (which includes Additional Securities, if any), in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
6.    Notice of Redemption
Notice of redemption pursuant to paragraph 5(a) will be sent at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at such Holder’s registered address. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.
7.    Put Provisions
Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.
8.    Guarantees
The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.
9.    Denominations; Transfer; Exchange
The Securities are in registered form without coupons in minimum denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.
10.    Security Documents; Intercreditor Agreement
Each Securityholder, by accepting a Security, shall be deemed to have agreed to and accepted the terms and conditions of the Security Documents and the Intercreditor Agreement and the performance by the Trustee and the Collateral Trustee of their respective obligations and the exercise of their respective rights thereunder and in connection therewith.
11.    Persons Deemed Owners
The registered Holder of this Security may be treated as the owner of it for all purposes.
12.    Unclaimed Money
If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13.    Discharge and Defeasance
Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture and to the release of liens on the Collateral if the Company deposits with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.
14.    Amendment; Waiver
The provisions governing amendment, supplementation and waiver of any provision of the Indenture are included in the Indenture. Subject to certain exceptions sent forth in the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee, if any, may amend the Indenture, the Securities or the other Note Documents with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding, in each case in addition to any required consent of holders of other Parity Lien Obligations required with respect to any amendment or waiver under any Note Document.
Subject to certain exceptions set forth in the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee, if applicable, may amend any of the Indenture, the Securities or the other Note Documents without notice to or consent of any Securityholder to, among other things, (a) cure any ambiguity, omission, defect or inconsistency, (b) to add or release Guarantees with respect to the Securities, including any Subsidiary Guarantees, in each case in compliance with the Note Documents, (c) comply with any requirements of the SEC in connection with qualifying the Indenture under the Act, (d) make, complete or confirm any grant of Collateral permitted or required by any of the Note Documents and (e) to release or subordinate Liens on Collateral in accordance with the Note Documents.
In addition, the Intercreditor Agreement and the Collateral Trust Agreement may be amended in accordance with their terms and without the consent of any Securityholder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms to, among other things, add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Indebtedness thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding, in each case to the extent permitted by the Security Documents. The Intercreditor Agreement also provides that in certain circumstances the Security Documents may be amended automatically without the consent of the Securityholders, the Trustee or the Collateral Trustee in connection with any amendments to corresponding security documents creating Priority Liens.
15.    Defaults and Remedies
The Events of Default relating to the Securities are set forth in the Indenture. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.
Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.
16.    Trustee Dealings with the Company
Subject to certain limitations imposed by the Act, each of the Trustee and the Collateral Trustee under the Indenture, in its individual or any other capacity (including its capacity as Collateral Trustee under the Indenture), may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee or the Collateral Trustee, as the case may be.
17.    No Recourse Against Others
A director, officer, employee, incorporator or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Securities, the Subsidiary Guarantees, the Indenture or any other Note Document or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such claims and liability. The waiver and release are part of the consideration for the issue of the Securities.
18.    Authentication
This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
19.    Abbreviations
Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.    CUSIP Numbers
The Company has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use such numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.    Governing Law
THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road
Suite 6000
Lafayette, Louisiana 70508
Attention: Corporate Secretary

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                           agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase)	Signature of authorized officer of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Security purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, check the box: ☐
If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.06 or 4.08 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.
FORM OF GUARANTY AGREEMENT
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of     , 20 , among [Name of Future Subsidiary Guarantor(s)] (the “New Guarantor”), a subsidiary of PetroQuest Energy, Inc., a Delaware corporation [or its permitted successor] (the “Company”), the existing Subsidiary Guarantors (as defined in the Indenture referred to herein), the Company and Wilmington Trust, National Association, as trustee under the Indenture referred to herein (in such capacity, together with its successors and assigns, the “Trustee”) and the collateral trustee under the Indenture referred to herein (in such capacity, together with its successors and assigns, the “Collateral Trustee”). The New Guarantor and the existing Subsidiary Guarantors are sometimes referred to collectively herein as the “Subsidiary Guarantors,” or individually as a “Subsidiary Guarantor.”
W I T N E S S E T H
WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture (the “Indenture”), dated as of February 17, 2016, relating to the 10.00% Second Lien Secured Senior Notes due 2021 (the “Securities”) of the Company;
WHEREAS, Section 4.11 of the Indenture in certain circumstances requires the Company to cause a newly acquired or created Restricted Subsidiary (i) to become a Subsidiary Guarantor by executing a supplemental indenture and (ii) to deliver an Opinion of Counsel to the Trustee as provided in such Section; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;
NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the other Subsidiary Guarantors, the Company, the Trustee and the Collateral Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
1.     CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.     AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally, with all other Subsidiary Guarantors, to unconditionally Guarantee to each Holder and to the Trustee and the Collateral Trustee the Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture. The obligations of the Subsidiary Guarantors to the Holders of Securities and to the Trustee and the Collateral Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.
3.     EXECUTION AND DELIVERY. The New Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.
4.     NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.
5.     COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.
6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. THE TRUSTEE AND THE COLLATERAL TRUSTEE. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Collateral Trustee with respect hereto. Neither the Trustee nor the Collateral Trustee make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
8. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated:               , 20
[NEW GUARANTOR]
By:
Name:
Title:

[OTHER SUBSIDIARY GUARANTORS]

By:
Name:
Title:

PETROQUEST ENERGY, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Authorized Signatory